Exhibit 99.1

Summary

The following summary contains basic information about Broder Bros., Co. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document. As used in this current report, unless the context indicates otherwise: (i) “Broder,” “Company,” “we,” “our,” and “us” refer collectively to Broder Bros., Co. and its consolidated subsidiaries; (ii) “Alpha” refers to the Company’s Alpha Shirt Company Division for periods after its acquisition by the Company and to Alpha Shirt Holdings, Inc. and its consolidated subsidiaries for periods prior to such acquisition; (iii) “Broder division” refers to the Company’s Broder Division; and (iv) “NES” refers to the Company’s NES Clothing Company Division for periods after its acquisition by the Company and to NES Clothing Company Holdings Trust and its consolidated subsidiaries for periods prior to such acquisition.

THE COMPANY

We are a leading distributor of imprintable sportswear and accessories in the United States. Imprintable sportswear and accessories is an estimated $8 billion U.S. market in wholesale revenues and includes undecorated or “blank” T-shirts, sweatshirts, polo shirts, fleece, outerwear, caps, bags and other imprintable accessories that are decorated primarily for advertising and promotional purposes. We source product from more than 50 suppliers, including trade brands such as Jerzees, Fruit of the Loom, Hanes, Anvil and Gildan. Other exclusive or near-exclusive suppliers include retail brands such as Nike Golf, Adidas Golf, Perry Ellis, Columbia Sportswear and Champion. In addition to our distribution suppliers, we develop and source products from over 16 countries to support our private label brand initiatives, which include Devon & Jones, HYP, Authentic Pigment, Desert Wash and Harvard Square. Our products are sold to over 50,000 customers, primarily advertising specialty companies, screen printers, embroiderers and specialty retailers who decorate our blank product with corporate logos, brands and other promotional images. Our decorator customers then sell imprinted sportswear and accessories to a highly diversified range of end-consumers, including Fortune 1000 companies, sporting venues, concert promoters, athletic leagues, educational institutions and travel resorts. We believe our end-consumers are increasingly recognizing imprintable sportswear and accessories as highly differentiated, cost-effective advertising and promotional tools that help them grow their respective businesses and brand images. As a result, imprintable sportswear unit volume has grown significantly over the last ten years, increasing at a compound annual growth rate of approximately 7%. On a pro forma basis, we had net sales of $959.8 million, income from operations of $15.5 million and Adjusted EBITDA (as defined) of $61.0 million for the twelve months ended September 30, 2004.

We believe that the highly fragmented nature of our supplier and customer bases allows us to provide a critical function within our industry. We believe none of our suppliers offers a complete line of imprintable sportswear and accessories, and the majority lack the scale, infrastructure and expertise to sell and service a highly fragmented potential customer base, estimated at over 100,000 regional and local decorators, who demand small orders consisting of mixed product categories which average approximately $250 and typically require receipt of shipment within one to two days. The vast majority of our customers lack the scale and resources to purchase truckload quantities directly from suppliers, to obtain favorable pricing, to manage efficiently their inventory when buying products and to produce high quality catalogs and websites to market effectively to their end-consumers.

Our customers choose distributors based on several purchasing criteria, including breadth of product selection, depth of inventory, access to leading brands, speed of delivery, catalog and website quality and price. We believe we provide our customers with compelling value across all of these purchasing criteria. We offer a very broad selection of over 29,000 SKUs and over 50 brands. We are the exclusive or near-exclusive distributor in our market for several industry-leading retail brands, such as Nike Golf, Adidas Golf, Columbia Sportswear, Perry Ellis and Champion and our private label brands, such as Devon & Jones, Authentic Pigment, Desert Wash, HYP and Harvard Square.

We operate the largest distribution network in the industry, consisting of 16 facilities, after giving effect to the expected closing of two facilities in 2005, strategically located throughout the U.S., with the ability to ship via ground parcel service to over 80% of the continental U.S. population within one business day and to over 98% of the continental U.S. population within two business days. Our Broder, Alpha and NES catalog circulation is extensive, totaling approximately 4 million catalogs printed in 2003. Our customers use our catalogs as their primary selling tool with end-consumers. As a leading distributor in the industry, we receive favorable terms from our suppliers and can, therefore, provide favorable pricing to our customers. We believe these advantages allow us to effectively compete against our competitors, the vast majority of which are small, regional and local distributors who lack our scale and resources.

INDUSTRY OVERVIEW AND TRENDS

We compete in the estimated $8 billion U.S. wholesale imprintable sportswear and accessories market, which is comprised of products used for corporate promotion, general-use, event promotion and specialty retail sales. The diversity of end-uses of imprintable sportswear and accessories helps to reduce exposure to any one industry or market segment. Within the overall market, imprintable sportswear and accessories sold for corporate promotional purposes in the U.S. is estimated at $3 billion in wholesale revenue. The balance of the market includes items sold for general purposes, such as recreation, sports leagues, educational institutions, specialty retail and for event promotions, such as concerts and tourism.

According to data from Capstone Research, Inc., imprintable sportswear unit volume grew rapidly between 1994 and 2003 at a compound annual growth rate of approximately 7%, growing in each year other than 2001. We believe the growth is the result of the following drivers: (i) higher increases in promotional product spending as compared to traditional advertising spending; (ii) higher relative growth of imprintable sportswear and accessories used for corporate promotional purposes as compared to other promotional spending; and (iii) the advancement of technology in embroidery and screen print equipment, which has lowered barriers to entry. In the past decade, promotional product spending has been fueled by the increased acceptance of these products as a cost-effective advertising medium. During the same time period, imprintable sportswear used for corporate promotional purposes has grown faster than total promotional product spending because, we believe, it provides superior corporate identity value versus other promotional products.

The imprintable sportswear and accessories market is highly fragmented, with regional and local distributors accounting for the majority of sales. We believe a portion of the market is also shipped directly by suppliers, but is typically limited to larger customers. In the past, successful distributors possessed the ability to provide quick delivery of a relatively limited number of SKUs. While speed remains important, we believe that having substantial geographic coverage, broad product offerings and sophisticated marketing programs are also competitive advantages. Over the past several years, scale has allowed larger distributors like us to take advantage of favorable volume purchase pricing from suppliers, invest in the development of private label products and leverage investments in distribution systems and software.

COMPETITIVE STRENGTHS

Significant Scale.    We are a leading distributor in the imprintable sportswear and accessories industry. We believe that our scale and position as a leading distributor affords us several important benefits, including, but not limited to, the ability to: (i) leverage fixed costs through the utilization of our nationwide distribution capacity; (ii) enhance customer value through broad product offerings and differentiated sales and marketing support; (iii) obtain favorable purchasing terms from our suppliers; (iv) establish and enhance premium brand partnerships with suppliers; (v) share an extensive base of best management practices; and (vi) attract and retain strong managers through competitive compensation packages.

Broad Product Offerings.    To enhance customer value, we leverage our strong supplier relationships and offer one of the most extensive product lines in the industry with over 29,000 SKUs available to our customers. Our product lines are anchored by well-known trade brands, including Jerzees, Fruit of the Loom, Hanes, Anvil and Gildan. Furthermore, as an industry leader, we have been able to develop exclusive or near-exclusive relationships in our market with suppliers of retail brands, such as Nike Golf, Adidas Golf, Columbia Sportswear, Perry Ellis and Champion. As the industry continues to mature, the quality of the merchandising assortment has become a key point of differentiation for us. The need to deliver higher quality product in new product categories has fueled the growth of our private label offerings. We believe these brands have developed industry recognition and success in a rather short timeframe as Broder, Alpha and NES are viewed as providers of high-quality branded apparel. Our ability to introduce new products and new product categories has helped fuel our gross margin expansion.

Extensive National Presence.    We have the most extensive distribution network in the imprintable sportswear and accessories industry with 16 distribution facilities, approximately three times the number of facilities of our nearest competitor. Through our strategically located facilities, we are able to reach over 80% of the continental U.S. population within one business day and over 98% of the continental U.S. population within two business days via ground parcel service. We believe our customers value speed of delivery and convenience. As a result of our national presence, the Alpha, Broder and NES brands are widely known throughout our industry.

Differentiated Customer Selling Support.    We believe that our customers value the active role that we play in assisting them to grow their businesses. Unlike a traditional distributor, we provide value-added merchandising, marketing and promotional support to our customers. Since our customers are generally small, regional or local entrepreneurs, lacking the resources to market their products effectively, they rely on us to provide them with the necessary tools to grow their businesses. At the core of our marketing strategy are our premier catalogs, which are widely recognized in the imprintable sportswear and accessories industry. We enable our customers to customize our catalog covers with their corporate logos, as well as to utilize our wide range of marketing tools to assist them in presenting a professional image to their customers. In addition, our e-commence websites have proven to be a key marketing and sales tool, accounting for approximately 22% of the Alpha and Broder divisions’ orders for the nine months ended September 30, 2004. We have developed and currently host many of our customers’ websites whereby they have the ability to customize our website for their own marketing and sales needs. Moreover, our sizable sales and marketing organization provides significant support to our customer base. We have seven call centers spread across the country where we employ approximately 340 customer service representatives to take orders and provide ongoing sales support. We are one of a few distributors that have a national sales force that focuses on developing key long-term customer relationships and driving regional sales penetration.

Strong Free Cash Flow.    We believe that our operating model generates gross profit growth opportunities and significant free cash flow. We believe our tight inventory control procedures and good supplier relationships enable us to closely monitor and effectively manage our working capital. Furthermore, as we have grown our businesses, we have not required significant capital expenditures. For the twelve months ended September 30, 2004, capital expenditures for the Alpha and Broder divisions were approximately $3.5 million, excluding non-cash capital expenditures financed through capital leases, or less than 0.5% of net sales on a pro forma basis.

Experienced Management Team.    Our senior management team is comprised of experienced industry veterans with extensive knowledge of purchasing, logistics, sales and marketing, and information systems. Our team has developed unique expertise in marketing and merchandising, particularly in their successful promotion of premium brands and regionally specific pricing systems. Our team has also developed expertise in distribution, logistics and tight inventory control from managing a network of facilities ranging widely in size. Our senior management team has a proven record of integrating acquisitions, having completed eight acquisitions over the past five years.

BUSINESS STRATEGY

Our strategic objective is to continue to increase profits and cash flow by building upon our leading position in imprintable sportswear and accessories distribution. Our strategy includes the following principal actions:

Leverage Our Scale.    We believe that our scale provides us with a significant advantage relative to our competitors. We capitalize on our advantage by: (i) improving terms with existing suppliers; (ii) further enhancing customer value through our broad product offerings with a greater emphasis on private label opportunities; (iii) providing a differentiated sales and marketing approach; (iv) leveraging fixed costs through the increased utilization of our nationwide distribution capacity; (v) expanding our premium brand offerings by further enhancing existing and developing new supplier relationships; (vi) sharing an extensive base of best management practices; and (vii) continuing to attract and retain talented management.

Maintain Three National Brands.    We operate the Alpha, Broder and NES brands to preserve the customer goodwill generated over more than 175 combined years of independent operations. We believe the complementary strengths of each brand will allow us to enhance value by better serving the needs of our diverse customer base. We operate separate catalogs, websites, toll-free numbers and sales forces.

Expand and Enhance Our Private Label Offerings.    We have experienced significant growth in our private label brands in the last two years, which has fueled our top line and bottom line growth, particularly in the Alpha division. We intend to leverage this success into the Broder and NES divisions during the 2005 and 2006 product line launches, while growing the current brands offered by Alpha. We believe this strategy continues to make us a destination point for our customers and is complementary to our traditional trade brand product offerings. In addition, we believe this strategy gives us greater control of expanding our product assortment to better service non-traditional channels of distribution such as uniforms for the service industry and specialty retail. Our key brand launches for 2005 include a youth-oriented jersey fabric line under the label Great Republic, an infant and toddler line under the label Apples & Oranges and a knit, woven and outerwear line under the label Chestnut Hill to service corporate apparel needs.

Continue to Focus on Operational Excellence.    At each distribution center, we monitor performance regularly through detailed management reporting on productivity, profitability, inventory flow and return on managed assets. At a company-wide level, senior management: (i) compares performance among facilities; (ii) improves the performance of underperforming facilities through the dissemination of best practices; and (iii) evaluates opportunities for expansion of operations.

Extend National Distribution Footprint.    We intend to extend our national footprint to reach more customers on a next-day shipping basis. We currently reach 80% of the continental U.S. population within one business day using ground parcel service. These locations will provide more customers the opportunity to receive our broad product line on a next day shipping basis and create additional value through market share and scale.

Alpha Acquisition

On September 22, 2003, Broder acquired all of the outstanding capital stock of Alpha Shirt Holdings, Inc. Immediately after consummation of the acquisition, Alpha and its subsidiaries were merged with and into Broder, except for ASHI, Inc. which became a direct, wholly owned subsidiary of Broder. The total cash consideration in the acquisition was $247.8 million, including indebtedness repaid or assumed at closing and related fees and expenses.

The aggregate cash costs, together with the necessary funds to refinance certain existing indebtedness of Broder and pay the related fees and expenses, were financed by the following transactions: (i) $76.0 million of new equity contributed to Broder by Bain Capital, LLC, or “Bain Capital,” one of Broder’s principal equity investors, management and other investors; (ii) borrowings by Broder of $92.0 million under a new $175.0 million revolving credit facility (more fully described under “Description of Other Obligations”); and (iii) proceeds from the issuance and sale of $175.0 million of currently outstanding 11 1/4% Senior Notes due 2010. In this current report, we collectively refer to the acquisition of Alpha and the related financing transactions as the “Alpha acquisition.”

NES Acquisition

On August 31, 2004, Broder acquired all the shares of beneficial interest of NES Clothing Company Holdings Trust (“NES”), the leading distributor of imprintable sportswear in New England. NES’s operations were conducted by and through Aprons Unlimited, Inc. (“Aprons”), a wholly owned subsidiary of NES and NES’s operating entity. The purchase price was approximately $31.7 million, subject to adjustment, which included payment of consideration to NES shareholders, retirement of all NES indebtedness and payment of transaction fees. Broder funded the acquisition with $12.4 million of new equity invested by Bain Capital and $19.3 million of borrowings under Broder’s revolving credit facility. For consolidation and efficiency purposes, NES and Aprons were merged with and into Broder. As a result of such merger, NES’ and Aprons’ corporate existences were terminated. In this current report, we collectively refer to the acquisition of NES and the related financing transactions as the “NES acquisition.” In addition, we refer to the NES acquisition, together with the Alpha acquisition, as the “Acquisitions.”

EQUITY SPONSOR

Bain Capital is one of the largest and most successful private equity firms in the world. Since its inception in 1984, Bain Capital has completed over 200 equity investments totaling more than $21 billion in transaction value. Some of its more recognizable investments have included Staples, Inc., Domino’s Pizza, Burger King, Sealy Mattress, Houghton Mifflin and Datek Online. Past distribution investments have included Unisource (paper distribution), Buhrmann (office supplies distribution) and Kranson (specialty packaging distribution). Bain Capital is unique in its industry given the strategy consulting background and expertise of its staff, which enables it to provide its portfolio companies and management partners with significant strategic and operational support to improve financial performance. In particular, Bain Capital, through its investment in Broder, has already developed in-depth institutional knowledge of the imprintable sportswear and accessories industry. Bain Capital is also unique among financial sponsors given its large human resources capabilities. With a staff of more than 160 dedicated investment professionals, Bain Capital can apply significant time and resources to its diligence approach and monitoring efforts, providing significant value for its portfolio companies. At September 30, 2004, Bain Capital, management and the other investors had an equity investment in Broder of approximately $123.8 million.

CORPORATE STRUCTURE

Broder Bros., Co. is an operating company that owns substantially all of the assets and conducts substantially all of the operations of the Broder, Alpha and NES divisions. Broder currently has two direct, wholly owned subsidiaries, TSM Acquisition Co., through which it acquired substantially all of the assets of T-Shirts & More, Inc., or “TSM,” in June 2003, and ASHI, Inc., acquired from Alpha on September 22, 2003. After completion of the NES acquisition, Broder consolidated NES and its wholly owned subsidiary, Aprons, into Broder. To facilitate future financing flexibility, Broder may consolidate the TSM entity into Broder.

All of Broder’s existing subsidiaries are guarantors to its obligations under its outstanding 11 1/4% Senior Notes due 2010 and its revolving credit facility. All future material domestic subsidiaries, if any, will be added as guarantors under such notes and the revolving credit facility. Borrowings under the revolving credit facility are secured by substantially all of the assets of Broder and its existing subsidiaries.

Summary pro forma

consolidated financial and other data

The following tables present the summary pro forma consolidated financial data as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004, the fiscal year ended December 31, 2003 and the twelve months ended September 30, 2004.

The unaudited pro forma consolidated financial data for the nine months ended September 30, 2003 and the fiscal year ended December 31, 2003 give effect to: (i) the Acquisitions; (ii) certain refinancing transactions; and (iii) the acquisition of TSM, in each case as if they had occurred at January 1, 2003.

The unaudited pro forma consolidated financial data for the nine months ended September 30, 2004 and the twelve months ended September 30, 2004 give effect to: (i) the NES acquisition; and (ii) certain refinancing transactions, in each case as if they had occurred at the beginning of the periods presented.

The pro forma adjustments relating to the Alpha acquisition include the effects of adjustments which allocate the total purchase price for Alpha to the net assets of Alpha based upon estimates of fair value. The purchase price allocation was performed with the assistance of an independent appraisal firm to determine valuations of certain tangible and identifiable intangible assets.

The pro forma adjustments relating to the NES acquisition were based on a preliminary assessment of the value of NES’s tangible and intangible assets by management with the assistance of an independent appraisal firm. The final purchase price allocation for the NES acquisition may include an adjustment with respect to working capital and certain other assets and liabilities. A final valuation will be completed in a timely fashion subsequent to the completion of this offering of notes.

The pro forma consolidated statements of operations do not purport to represent what our results of operations would have been if the offering of the notes contemplated hereby and the TSM, Alpha and NES acquisitions had occurred as of the dates indicated, nor are they indicative of the results for any future periods. The summary pro forma consolidated financial and other data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pro Forma
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Fiscal Year Ended December 31, 2003	Twelve Months Ended September 30, 2004 (1)

(dollars in thousands)

Statement of Operations Data:
Net sales	$687,204	$725,213	$921,780	$959,789
Cost of sales	571,781	596,860	766,191	791,270

Gross profit	115,423	128,353	155,589	168,519
Warehousing, selling and administrative expenses	83,212	88,649	112,742	118,179
Depreciation and amortization	16,818	16,775	23,322	23,279
Restructuring and asset impairment charges	—	2,455	9,073	11,528

Income from operations	15,393	20,474	10,452	15,533

Interest expense, net	24,090	24,050	32,120	32,080
Other expense (income)	733	573	658	498

Total other expense	24,823	24,623	32,778	32,578

Income (loss) before provision for income taxes	(9,430)	(4,149)	(22,326)	(17,045)
Income tax provision (benefit)	(3,632)	(1,731)	(8,847)	(6,946)

Net income (loss)	$(5,798)	$(2,418)	$(13,479)	$(10,099)

Other Financial Data:
EBITDA (2)				$38,314
Adjusted EBITDA (3)				61,038
Cash interest expense (4)				28,902
Capital expenditures (5)				3,816
Ratio of Adjusted EBITDA to cash interest expense				2.1x
Ratio of Adjusted EBITDA less capital expenditures to cash interest expense				2.0x
Ratio of net debt to Adjusted EBITDA (6)				4.4x

Balance Sheet Data (end of period):
Cash				$5,512
Accounts receivable, net				100,431
Inventory				167,632
Working capital				138,038
Total assets (7)				548,321
Total debt (7)				273,710
Stockholders’ equity				75,048

(1)	The twelve months ended September 30, 2004 represent the sum of: (i) the Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 2003; plus (ii) the Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2004; less (iii) the Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2003.

(2)

EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including cash flow from operations. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.

The following table provides a reconciliation of EBITDA to net income (a GAAP measure):

Pro Forma Twelve Months Ended September 30, 2004
(dollars in thousands)

Net income	$(10,099)
Interest expense, net	32,080
Income taxes	(6,946)
Depreciation and amortization	23,279

EBITDA	$38,314

(3)	Adjusted EBITDA is defined herein as EBITDA, adjusted for certain non-recurring and other identified cash expenses resulting from the Acquisitions and for certain cost reductions expected to be realized by us as a result of our integration plans with respect to the Acquisitions. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. Adjusted EBITDA is presented as additional information because we believe it is a useful financial indicator of our ability to service and incur indebtedness once our expected integration synergies from the acquisitions of Alpha and NES are realized. However, we cannot assure you that these expected cost savings will be realized on time or at all. See “Risk Factors—Risks Relating to Our Business—We may not realize all of the anticipated operating synergies and cost savings from the Acquisitions and we may experience difficulties in integrating NES’ business which may adversely affect our financial performance.” Adjusted EBITDA is not calculated identically by all companies, and therefore, the presentation and adjustments herein may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation from EBITDA to Adjusted EBITDA:

Pro Forma Twelve Months Ended September 30, 2004
(dollars in thousands)

EBITDA, as defined above	$38,314

Historical adjustments:
Restructuring charges (a)	11,528
Vendor settlement (b)	250
One-time discontinued inventory (c)	1,900
Alpha acquisition integration costs (d)	1,456
Settlement of deferred compensation (e)	185
Management fee accrual (f)	1,005

Subtotal	54,638

Supplemental adjustments:
Facility closures—Alpha acquisition (g)	2,100
G&A headcount reductions—Alpha acquisition (g)	2,500
Facility closures—NES acquisition (h)	600
G&A headcount reductions—NES acquisition (h)	1,200

Adjusted EBITDA	$61,038

(a)	In connection with the Alpha acquisition, Broder consolidated certain distribution facilities and corporate offices of Broder and Alpha. As a result of these plans, Broder recorded certain restructuring charges, consisting of severance, lease termination costs and write down of idle fixed assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	In July 2004, Broder settled a dispute with a vendor and made a $0.3 million payment.

(c)	In connection with the Alpha acquisition, Broder restructured its merchandise offerings to make the offerings of Broder and Alpha more cohesive. The restructuring resulted in the discontinuation of certain products and the physical relocation of such inventory out of distribution centers to a central point for liquidation. A charge of $1.9 million was recorded.

(d)	As part of consolidating the corporate offices of Broder and Alpha, Broder incurred certain integration costs to relocate and consolidate general and administrative functions, including consulting, travel, training and relocation benefits, and convert Broder’s and Alpha’s information technology systems to one platform.

(e)	Represents a non-cash charge from the early settlement of management’s deferred compensation arrangement.

(f)	Reflects the impact to historical EBITDA for the accrual of the Bain management fee during the twelve months ended September 30, 2004, which will be paid by early 2005.

(g)	As a result of the Alpha acquisition, Broder closed three duplicative distribution centers and the Wadesboro hub facility and identified 50 full-time equivalent positions (primarily general and administrative in nature) as part of a permanent head count reduction resulting from integrating Broder and Alpha corporate offices. The amounts above reflect the expected future cost savings for these actions that have already been undertaken but for which the associated cost savings are not fully reflected in the pro forma twelve months ended September 30, 2004 period. The restructuring costs associated with these cost savings incurred to date are included in restructuring costs discussed in (a) above. The remaining restructuring costs associated with the Alpha acquisition are anticipated to be $1.8 million and are expected to be incurred over the next twelve months. See further discussion of cost savings and costs associated with the Alpha acquisition in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Potential Acquisition-Related Cost Savings.”

(h)	As a result of the NES acquisition, Broder expects to rationalize one of its North Carolina distribution facilities and has identified 16 full-time equivalent general and administrative positions as part of permanent head count reductions associated with integrating the Broder and NES corporate offices. The amounts above reflect the expected future cost savings for these actions. The restructuring costs associated with these costs savings are anticipated to be approximately $3.5 million, including capital expenditures, and are expected to be incurred over the next twelve months. See further discussion of cost savings and restructuring costs associated with the NES acquisition in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Potential Acquisition-Related Cost Savings.”

(4)	Cash interest expense represents total interest expense less amortization of deferred financing fees and premium on the notes we intend to offer in the refinancing transactions (the “Notes”). Pro forma interest was calculated based on the daily average debt balance outstanding, current interest rates on variable debt (2.0% LIBOR plus a margin) and the pro forma effect of the Notes.

(5)	Capital expenditures for the twelve months ended September 30, 2004 represents the sum of Broder capital expenditures of $3.5 million and NES capital expenditures of $0.3 million over this period.

(6)	Ratio of net debt to Adjusted EBITDA is calculated as total debt, net of cash, divided by Adjusted EBITDA.

(7)	Total assets and total debt give pro forma effect to the offering of notes. Total historical assets of $545.8 million, have been adjusted for estimated fees and expenses relating to the Notes of $2.5 million. Total historical debt of $271.2 million, has also been adjusted for the Notes and the use of proceeds (inclusive of a $1.0 million premium) to repay $48.5 million of indebtedness under the revolving credit facility balance and $2.5 million in fees and expenses.

Risk factors

Our business, operations and financial condition are subject to various risks.

RISKS RELATING TO OUR BUSINESS

Our industry is highly competitive and if we are unable to compete successfully we could lose customers and our sales may decline.

The imprintable sportswear and accessories market is a fragmented industry that is highly competitive. We face significant competition from national, regional and local distributors. There can be no assurance that we can continue to compete successfully with such competitors. Competition is based on price, product quality, breadth of product selection, quality of service and delivery times. To the extent that one or more of our competitors gains an advantage with respect to any key competitive factor, we could lose customers and our sales may decline. To remain competitive, we must review and adjust our pricing structure on a constant basis in response to price changes in our industry, including with respect to changes in raw materials cost such as cotton. To the extent we may be obligated to adjust our pricing policies to meet competition or we delay our pricing adjustments, our financial performance may be adversely affected if any of our competitors reduce their prices or fail to increase prices in line with increases in our costs and expenses.

Slowdowns in general economic activity may detrimentally impact our customers and may have an adverse effect on our sales and profitability.

Our business is sensitive to the business cycle of the national economy. A decline in general economic conditions may adversely affect demand for our products, which could cause sales of our products to decrease. In addition, slowdowns in economic activity have in the past, and may in the future, result in our customers shifting their purchases towards lower-priced products, such as T-shirts, which adversely affects our gross profit margin. There can be no assurances that future economic conditions will be favorable to the imprintable sportswear and accessories industry. These factors have contributed historically to fluctuations in our results of operations and such fluctuations are expected to occur for the combined company in the future. A decline in the demand for our products or a mix shift to lower margin products due to deteriorating economic conditions could have a material adverse effect on our results of operations and financial condition.

Disruption in our distribution centers could adversely affect our results of operations.

We expect to maintain 16 distribution centers. A serious disruption to any distribution center or to the flow of goods in or out of our centers due to fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers in a timely manner or at a reasonable cost. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a distribution center. As a result, any such disruption could have a material adverse effect on our business, results of operations and financial condition.

Risk factors

We may not realize all of the anticipated operating synergies and cost savings from the Acquisitions and we may experience difficulties in integrating NES’ business which may adversely affect our financial performance.

There can be no assurance that we will realize all of the anticipated operating synergies and cost savings from the Alpha acquisition or the NES acquisition or that we will not experience difficulties in integrating the operations of Alpha or NES with our operations. We may not be able to successfully integrate and streamline overlapping functions or, if such activities are successfully accomplished, that such integration will not be more costly to accomplish than presently contemplated. In addition, we could encounter difficulties in managing the combined company due to its increased size and scope.

There can be no assurance that we will achieve the operating synergies and annual cost savings that we expect to result from the Acquisitions, which we discuss under “Summary Pro Forma Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Potential Acquisition—Related Cost Savings” and elsewhere in this current report. These are forward-looking estimates and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings or cash generated to be materially different from our estimates or result in these savings not being realized in the time frame expected, or at all. In addition, we will not realize cost savings from the closing of distribution centers relating to rent reductions until the related leases expire or we sublease the distribution centers. The leases of these centers expire between 2004 and 2014. We may also experience a short-term decline in operating results as a result of measures undertaken to improve our inventory turnover.

We obtain a significant portion of our products from a limited group of suppliers. Any disruption in their ability to deliver products to us or a decrease in demand for their products could have an adverse effect on our results of operations and damage our customer relationships.

We obtain a significant portion of the products we sell from a limited group of suppliers. On a pro forma basis giving effect to the Acquisitions as if they had occurred at the beginning of fiscal 2003, 57% of the products we sold in fiscal 2003 were purchased from four suppliers and four suppliers each account for 10% or more of the products purchased by Broder, Alpha and NES on a combined basis: Fruit of the Loom, Gildan, Russell Corp. and Hanes. From time to time, we may experience difficulties in receiving orders from some of these suppliers or certain products may not be available. Their ability to supply us with our products is subject to a number of risks, including the destruction of our suppliers’ facilities, work stoppages or strikes by our suppliers’ employees. The partial or complete loss of any of these sources could have an adverse effect on our results of operations and damage customer relationships. Consumer demand for these products may decrease based on a number of factors such as general economic conditions and public perception. In addition, a significant increase in the price of one or more of these products could materially adversely affect our results of operations.

Our relationships with most of our suppliers are terminable at will and the loss of any of these suppliers could have an adverse effect on our sales and profitability.

Our relationships with suppliers, including our exclusive or near-exclusive relationships with suppliers such as Nike Golf, Perry Ellis, Weatherproof Garment (MV Sport) and Columbia Sportswear, are generally not governed by written contracts. We consider the term “near-exclusive” to represent those arrangements where we, although not contractually entitled to exclusivity, believe we are the only distributor to offer these products in an annual catalog to the imprinted sportswear industry. These relationships and exclusivity arrangements may be terminable at will by the supplier at any time.

Risk factors

We do not have any long-term contracts with our customers and the loss of customers could adversely affect our sales and profitability.

Our business is based primarily upon individual sales orders with our customers. We typically do not enter into long-term contracts with our customers. As such, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. In addition, if, as a result of the Acquisitions, we lose any suppliers from which our current customers purchase products, we could lose those customers or they could purchase such brands elsewhere. If a significant number of our customers elect not to purchase product from us, our business, prospects, financial condition and results of operations could be adversely affected.

We must successfully predict customer demand for our private label products to succeed.

Our success with respect to our private label brands is largely dependent upon our ability to predict customer demand. To the extent we are unable to accurately predict customer demand, our sales and operating results will be adversely affected and we may experience inventory write-downs in excess of previously established reserves. While we believe our current strategies and initiatives appropriately address this issue, changes in styles and trends could have a material adverse effect on our customer loyalty and on our operating results.

We enter into contracts for the purchase and manufacture of our private label brands in advance of the applicable selling season. Due to longer lead times compared to our other brands, we are vulnerable to demand and pricing shifts and to suboptimal merchandising. Moreover, longer lead times for our private label brands require increased working capital, which could have an adverse effect on our liquidity position.

We rely significantly upon one shipper in order to distribute our products to our customers and any service disruption could have an adverse effect on our sales.

Our ability to both maintain our existing customer base and to attract new customers is highly dependent upon our ability to deliver products and fulfill orders in a timely and cost-effective manner. To ensure timely delivery of our products to our customers, we rely significantly on a third party to ship the vast majority of our products to our customers. This shipper may not continue to ship our product at its current pricing or its current terms. If there is any disruption in our shipper’s ability to deliver our products, we may lose customers and our sales will be adversely affected. Further, should this shipper decide to terminate its contract with us, we may not be able to find an adequate replacement within a reasonable period of time and at a reasonable cost to us. To the extent that our current shipper increases its prices, we are unable to find a replacement or are required to hire a replacement at additional cost, our financial performance could be materially adversely affected.

If any of our distribution facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs.

None of our employees are members of a union. If any of our distribution facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs. Although all of our facilities are non-unionized, organization efforts have taken place in the past. For example, the Teamsters union conducted an organizing drive at our distribution facility located in Philadelphia, Pennsylvania, but their representation was rejected by the facility’s employees in September 2001. If organization

Risk factors

efforts at any of our facilities are successful, it could have an adverse effect on our relationships with employees, labor costs or financial performance.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. Vincent Tyra and David Hollister are our chief executive officer and chief financial officer, respectively. We have entered into employment agreements with Mr. Tyra and Mr. Hollister and with other members of the senior management team. While we believe the employment arrangements align the interests of Broder’s executives with our long term goals and objectives, our operations could be materially adversely affected if we are unable to retain these executives.

The current principal shareholders of Broder will continue to have significant influence over the combined company, and could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you as a holder of notes may disagree or which might not be in your best interests.

Funds affiliated with Bain Capital currently collectively hold approximately 83.8% of our Class A voting common stock, 97.8% of our Class B common stock and approximately 94.4% in the aggregate of our outstanding Class L common stock (including our Series 1, 2, 3 and 4). Our Class B common stock and each series of our Class L common stock is non-voting. In addition, in connection with the Alpha acquisition, these investment funds affiliated with Bain Capital and other shareholders have entered into an amended and restated shareholders agreement (on substantially the same terms as the one entered into in connection with the May 2000 recapitalization of Broder) regarding, among other things, the voting of such capital stock. These agreements and their stock ownership give the investment funds affiliated with Bain Capital the power:

➢	to prevent the approval of all matters submitted to our stockholders;

➢	to elect all the directors of Broder; and

➢	to limit actions related to the business, policies and affairs of Broder.

The interests of the investment funds affiliated with Bain Capital as equity holders may not be aligned with your interests as a holder of notes. In addition, these investment funds may have an interest in pursuing acquisitions and other transactions that, in their judgment, could enhance their equity investment, even though such transactions may involve risks to you as a holder of our notes. In addition, we are obligated to pay Bain Capital annual management fees and expenses in certain circumstances. See “Certain Relationships and Related Party Transactions—Shareholders Agreement” and “Certain Relationships and Related Party Transactions—Advisory Agreement.”

We may incur restructuring or impairment charges that would reduce our earnings.

We may incur restructuring charges in connection with recent or future acquisitions. These restructuring charges would be undertaken to realign our operations, eliminate duplicative functions, rationalize our operating facilities and products, and reduce our staff. Additionally, on January 1, 2002, we adopted Statement of Financial Accounting Standards, or “SFAS,” No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets that have an indefinite useful life be tested at least annually for impairment. Following the Alpha acquisition, we carry a significant amount of

Risk factors

goodwill and intangible assets and SFAS No. 142 requires us to perform an annual assessment for possible impairment. If we determine our goodwill or intangibles to be impaired, the resulting non-cash charge could be substantial.

We may not successfully identify or complete future acquisitions, which could adversely affect our business.

We have expanded our business partly through acquisitions and may continue to do so in the future. We may not succeed in:

➢	identifying suitable acquisition candidates;

➢	completing acquisitions;

➢	integrating acquired operations into our existing operations; or

➢	expanding into new markets.

In addition, future acquisitions could have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

Forward-looking statements

Information contained in this current report, other than historical information, may be considered forward-looking. Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these terms or other comparable words, or by discussions of strategy, plans or intentions. Examples of forward-looking statements are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties relating to the acquisitions and other similar information.

The forward-looking statements in this current report are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this current report. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

➢	general economic conditions;

➢	risks related to the integration of Alpha, NES and our organizational changes;

➢	risks related to our overall acquisition strategy;

➢	significant competitive activity, including promotional and price competition;

➢	changes in customer demand for our products and our ability to protect and/or expand customer relationships; and

➢	ability to attract and retain key personnel.

Additional factors that could cause actual results to differ materially from the forward-looking statements are set forth in this current report, including under the headings, “Summary,” “Risk Factors,” “Unaudited Pro Forma Consolidated Financial Data” and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that they will not be realized.

Unaudited pro forma consolidated financial data

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Broder and Alpha appearing elsewhere in this current report.

The unaudited pro forma consolidated financial data for the nine months ended September 30, 2003 and the fiscal year ended December 31, 2003 give effect to: (i) the Acquisitions; (ii) certain refinancing transactions; and (iii) the acquisition of TSM, in each case as if they had occurred at January 1, 2003.

The unaudited pro forma consolidated financial data for the nine months ended September 30, 2004 give effect to: (i) the NES acquisition; and (ii) certain refinancing transactions, in each case as if they had occurred at the beginning of the periods presented.

The unaudited pro forma consolidated financial data has been prepared giving effect to the Acquisitions which are accounted for in accordance with SFAS No. 141, “Business Combinations.” The pro forma adjustments also include the effects of the NES acquisition which were based on a preliminary assessment of the value of NES’s tangible and intangible assets by management with the assistance of an independent appraisal firm. The final purchase price allocation for the NES acquisition may include an adjustment with respect to working capital and certain other assets and liabilities. A final valuation will be completed in a timely fashion subsequent to the completion of the refinancing transactions.

The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable. The pro forma consolidated statement of operations does not include approximately $5.3 million of estimated operating costs and capital expenditures related to the integration of Alpha and NES that we do not expect to recur in the future. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the audited historical financial statements and the accompanying notes thereto filed with the SEC and other financial information contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this current report.

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2003

	Broder Bros., Co. Fiscal Year Ended December 31, 2003	T-Shirts & More, Inc. Period from January 1, 2003 to June 17, 2003 (2)	Alpha Shirt Holdings, Inc. Period from January 1, 2003 to September 22, 2003	NES Clothing Company Holdings Trust Fiscal Year Ended December 31, 2003 (3)	Refinancing and Acquisitions Adjustments		Pro Forma Fiscal Year Ended December 31, 2003 (1)
(dollars in thousands)

Statement of Operations Data:
Net sales	$487,785	$4,165	$307,454	$123,179	$(803	)(4)	$921,780
Cost of sales	411,123	3,723	249,687	102,603	655	(4)	766,191
					(1,600	)(5)

Gross profit	76,662	442	57,767	20,576	142		155,589
Warehousing, selling and administrative expenses	62,701	912	35,805	16,218	(1,458	)(4)	112,742
					(156	)(6)
					(1,280	)(7)
Management fee	563	—	600	—	(1,163	)(8)	—
Depreciation and amortization	10,355	43	2,246	588	10,090	(9)	23,322
Restructuring and asset impairment charges	9,073	—	—	—	—		9,073

Operating expenses	82,692	955	38,651	16,806	6,033		145,137

Income from operations	(6,030)	(513)	19,116	3,770	(5,891)		10,452
Interest expense, net	14,604	165	3,602	783	12,966	(10)	32,120
Other expense (income)	(14)	—	672	—	—		658

Total other expense	14,590	165	4,274	783	12,966		32,778

Income (loss) before provision (benefit) for income taxes	(20,620)	(678)	14,842	2,987	(18,857)		(22,326)
Income tax provision (benefit)	(8,164)	—	5,654	342	(6,679	)(11)	(8,847)

Net income (loss) from continuing operations	$(12,456)	$(678)	$9,188	$2,645	$(12,178)		(13,479)

Other Financial Data:
Ratio of earnings to fixed charges							n/a

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2003

	Broder Bros., Co. Nine Months Ended September 30, 2003	T-Shirts & More, Inc. Period from January 1, 2003 to June 17, 2003 (2)	Alpha Shirt Holdings, Inc. Period from January 1, 2003 to September 22, 2003	NES Clothing Company Holdings Trust Nine Months Ended September 30, 2003 (3)	Refinancing and Acquisitions Adjustments		Pro Forma Nine Months Ended September 30, 2003 (1)
(dollars in thousands)

Statement of Operations Data:
Net sales	$285,910	$4,165	$307,454	$90,478	$(803	)(4)	$687,204
Cost of sales	243,944	3,723	249,687	73,972	655	(4)	571,781
					(200	)(5)

Gross profit	41,966	442	57,767	16,506	(1,258)		115,423
Warehousing, selling and administrative expenses	37,020	912	35,805	11,899	(1,458	)(4)	83,212
					(156	)(6)
					(810	)(7)
Management fee	586	—	600	—	(1,186	)(8)	—
Depreciation and amortization	4,836	43	2,246	329	9,364	(9)	16,818

Operating expenses	42,442	955	38,651	12,228	5,754		100,030

Income from operations	(476)	(513)	19,116	4,278	(7,012)		15,393
Interest expense, net	7,623	165	3,602	715	11,985	(10)	24,090
Other expense (income)	63	—	672	(2)	—		733

Total other expense	7,686	165	4,274	713	11,985		24,823

Income (loss) before provision for income taxes	(8,162)	(678)	14,842	3,565	(18,997)		(9,430)
Income tax provision (benefit)	(3,125)	—	5,654	—	(6,161	)(11)	(3,632)

Net income (loss) from continuing operations	$(5,037)	$(678)	$9,188	$3,565	$(12,836)		$(5,798)

Other Financial Data:
Ratio of earnings to fixed charges							n/a

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

Unaudited pro forma consolidated financial data

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2004

	Broder Bros., Co. Nine Months Ended September 30, 2004	NES Clothing Company Holdings Trust Period from January 1, 2004 to August 30, 2004 (3)	Refinancing and Acquisitions Adjustments		Pro Forma Nine Months Ended September 30, 2004 (1)
(dollars in thousands)

Statement of Operations Data:
Net sales	$635,363	$89,850	$—		$725,213
Cost of sales	522,967	74,098	(205	)(5)	596,860

Gross profit	112,396	15,752	205		128,353
Warehousing, selling and administrative expenses	76,930	13,135	(2,421	)(7)	87,644
Management fee	1,005	—	—		1,005
Depreciation and amortization	14,531	300	1,944	(9)	16,775
Restructuring and asset impairment charges	2,455	—	—		2,455

Operating expenses	94,921	13,435	(477)		107,879

Income (loss) from operations	17,475	2,317	682		20,474
Interest expense, net	20,948	509	2,593	(10)	24,050
Other expense (income)	573	—	—		573

Total other expense	21,521	509	2,593		24,623

Income (loss) before provision (benefit) for income taxes	(4,046)	1,808	(1,911)		(4,149)
Income tax provision (benefit)	(1,690)	360	(401	)(11)	(1,731)

Net income (loss) from continuing operations	$(2,356)	$1,448	$(1,510)		$(2,418)

Other Financial Data:
Ratio of earnings to fixed charges					n/a

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

Unaudited pro forma consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1)	The unaudited pro forma consolidated financial statements have been prepared to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the Alpha acquisition and the NES acquisition.

(2)	TSM’s operating results for the period from January 1, 2003 to June 16, 2003 were derived from TSM’s unaudited monthly financial statements. TSM was acquired by Broder on June 17, 2003.

(3)	NES operating results for the year ended December 31, 2003 were derived from the audited consolidated financial statements. NES operating results for the nine months ended September 30, 2003 and eight months ended August 30, 2004 were derived from the unaudited consolidated financial statements.

(4)	Reflects the reclassifications of certain Alpha charges and income items (i.e., customer rebates and credit card charges) from warehouse, selling and administration to sales and cost of sales. These adjustments have been made to conform with the Broder classification of such items for the periods prior to acquisition, and have no impact on pro forma net income.

(5)	In the purchase accounting for the Alpha and NES acquisition, inventory values were stepped-up to fair value in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Finished goods inventory was valued at estimated selling price less the sum of costs of disposal and a reasonable profit allowance for the selling effort of Broder, the acquiring entity. Based on historical inventory turn rates for Alpha, the entire step-up amount of $1.6 million was amortized to Broder Bros., Co. cost of sales over an 8 week period beginning with the September 22, 2003 acquisition date of Alpha. Approximately $0.2 million of the total NES inventory step-up of $0.6 million was amortized during the month of September 2004. This adjustment eliminates the amortization of this step-up for pro forma presentation purposes as it is directly attributable to the Alpha and NES acquisition and is not expected to recur in the future.

(6)	Pro forma warehousing, selling and administrative expenses have been reduced to reflect the cost savings from closing TSM’s distribution facility. As part of Broder’s acquisition of TSM, the purchase agreement excluded TSM’s distribution center lease as an assumed liability and therefore, these lease costs have been reflected as a pro forma adjustment directly related to the TSM purchase. Management estimates the savings to be approximately $0.2 million for fiscal 2003.

(7)	Pro forma warehouse, selling and administrative expenses have been reduced to reflect the elimination of excess compensation paid to the former owners/officers of NES as a result of revised contractual arrangements entered into in connection with the acquisition. This amount was offset by increased rent expense as a result of a revised facility lease entered into in connection with the NES transaction (increased rental expense of approximately $0.2 million per year).

(8)	The management fee agreements in place for periods prior to the Alpha acquisition were cancelled as a direct result of the Alpha acquisition and related financing transactions and replaced by a discretionary, contingent-based advisory services agreement, subject to limitations, with Bain Capital. Before any such management fees may be paid, EBITDA, as defined therein, after the determination of the fee for any period, must exceed $52.0 million (subject to adjustment for cost savings as reviewed and approved by our board of directors in their reasonable discretion). The Company did not meet this EBITDA threshold on a pro forma basis for fiscal 2003. Accordingly, no management fee is reflected in the pro forma statements of operations for the year ended December 31, 2003 and nine months ended September 30, 2003. The Company does expect to meet this EBITDA threshold for fiscal 2004 and has accrued for this amount in its September 30, 2004 financial statements.

Unaudited pro forma consolidated financial data

(9)	Reflects the adjustment to historical expense to reflect estimated additional amortization expense for the applicable period:

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Historical Alpha amortization through September 22, 2003	$290	$290	$—
New amortization of finite-life intangible assets (a)	10,380	9,654	1,944

Adjustment to amortization	$10,090	$9,364	$1,944

(a)	Represents amortization of identifiable intangible assets of $52.8 million and $12.5 million for the Alpha and NES acquisitions, respectively, over three to eight years. See the December 31, 2003 and September 30, 2004 consolidated financial statements for additional information on amounts allocated to intangible assets and goodwill and related amortization periods.

(10)	Reflects the net change in interest expense as a result of the new financing arrangements to fund the Alpha and NES acquisitions, which is calculated as follows:

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Interest on borrowings:
Revolving credit facility (a)	$3,425	$2,569	$2,569
Outstanding notes (b)	19,688	14,766	14,766
Notes (c)	5,625	4,219	4,219
Existing capital leases	204	153	113

Total cash interest from the debt requirements of the acquisition	28,942	21,707	21,667
Amortization of deferred financing costs (d)	3,408	2,556	2,556
Amortization of premium on the Notes (e)	(230)	(173)	(173)

Total pro forma interest expense	$32,120	$24,090	$24,050
Less: Historical interest expense	19,154	12,105	21,457

Net increase in interest expense	$12,966	$11,985	$2,593

Unaudited pro forma consolidated financial data

(a)	Represents interest on the outstanding and unused balance on the revolving credit facility calculated as follows:

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Estimated balance on revolving credit facility	$105,612	$105,612	$105,612
Increase in borrowings to fund NES acquisition	19,272	19,272	19,272
Decrease in borrowings from issuance of Notes (i)	(48,500)	(48,500)	(48,500)

Estimated outstanding balance on revolving credit facility	76,384	76,384	76,384
Interest rate (ii)	4.0%	4.0%	4.0%
Factor of time	1.00	.75	.75

Calculated interest	3,055	2,292	2,292

Undrawn portion of revolving credit facility	$98,616	$98,616	$98,616
Commitment fee (iii)	0.375%	0.375%	0.375%
Factor of time	1.00	.75	.75

Total interest cost on undrawn portion of revolving credit facility	370	277	277

Total interest on revolving credit facility	$3,425	$2,569	$2,569

(i)	Amount is net of estimated deferred financing fees of $2.5 million.
(ii)	Interest on the outstanding balance on the revolving credit facility as of November 11, 2004 is LIBOR of 2.0% plus 200 basis points. A 25 basis point change in interest rates on the estimated outstanding balance on the revolving credit facility would result in a change in pro forma interest expense of $0.2 million.
(iii)	The commitment fee on the unused portion of the revolving credit facility is 0.375%.

(b)	Represents interest on the outstanding notes as follows:

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Outstanding balance on outstanding notes	$175,000	$175,000	$175,000
Interest rate	11.25%	11.25%	11.25%
Factor of time	1.00	.75	.75

Calculated interest	$19,688	$14,766	$14,766

(c)	Represents interest on the Notes as follows:

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Outstanding balance on Notes	$50,000	$50,000	$50,000
Interest rate	11.25%	11.25%	11.25%
Factor of time	1.00	.75	.75

Calculated interest	$5,625	$4,219	$4,219

Unaudited pro forma consolidated financial data

(d)	Represents annual amortization expense on $20.6 million of deferred financing fees ($11.0 million relates to the senior outstanding notes and is being amortized over seven years, $2.5 million relates to the Notes and is being amortized over six years and $7.1 million relates to the revolving line of credit and is being amortized over five years).

(e)	Represents annual amortization on the $1.0 million premium on the Notes offered hereby using the effective interest method.

(11)	Reflects the income tax adjustment required to result in a pro forma income tax provision of Alpha’s, TSM’s and Kay’s Enterprises’ (which was acquired by Alpha in 2002) historical pre-tax results as well as the direct tax effect of the pro forma adjustments for the Acquisitions described herein. An estimated effective statutory tax rate of 40% has been used.

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Taxation charge on Alpha’s, NES’s and TSM’s pre-tax income at the statutory income tax rate of 40%	$6,860	$7,092	$723
Less: Alpha’s, NES’s and TSM’s historical income taxes	5,996	5,654	360

Increase in tax provision on acquisitions	864	1,438	363
Taxation provision (benefit) on the pro forma adjustments for this offering of notes at an estimated effective income tax rate of 40%	(7,543)	(7,599)	(764)

Pro forma income tax (benefit) adjustment	$(6,679)	$(6,161)	$(401)

(12)	For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents pro forma income (loss) before income taxes plus fixed charges. Fixed charges consist of total pro forma interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases. Earnings were insufficient to cover fixed charges by $13.5 million, $5.8 million and $2.4 million for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2003 and 2004, respectively.

	Fiscal Year Ended December 31, 2003	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
(dollars in thousands)
Earnings
Income (loss) before provision (benefit) for income taxes	$(13,479)	$(5,798)	$(2,418)
Plus: fixed charges	34,647	26,752	26,396

	21,168	20,954	23,978

Fixed Charges
Interest expense	31,120	24,090	24,050
Estimate of the interest within operating leases (a)	3,527	2,662	2,346

	$34,647	$26,752	$26,396

Earnings to fixed charges ratio	n/a	n/a	n/a

(a)	The estimate of historic interest within operating leases includes Broder, Alpha and NES for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2003 and 2004.

Management’s discussion and analysis of financial condition and results of operations

The following discussion of Broder’s financial condition and results of operations should be read together with “Unaudited Pro Forma Consolidated Financial Data” and the consolidated financial statements and the related notes included in our filings with the SEC. Future results could differ materially from the discussion below for many reasons, including the factors described in “Risk Factors” and elsewhere in this current report. Broder operates on a 52- or 53-week year basis with the fiscal year ending on the last Saturday of December. For convenience, the financial information included in this current report has been presented as ending on the last day of the nearest calendar month. Tables and other data in this section may not total due to rounding.

GENERAL

We are a leading distributor of imprintable sportswear and accessories in the United States. Imprintable sportswear and accessories is an estimated $8 billion U.S. market in wholesale revenues and includes undecorated or “blank” T-shirts, sweatshirts, polo shirts, fleece, outerwear, caps, bags and other imprintable accessories that are decorated primarily for advertising and promotional purposes. We source product from more than 50 suppliers, including trade brands such as Jerzees, Fruit of the Loom, Hanes, Anvil and Gildan. Other exclusive or near-exclusive suppliers include retail brands such as Nike Golf, Adidas Golf, Perry Ellis, Columbia Sportswear and Champion. In addition to our distribution suppliers, we develop and source products from over 16 countries to support our private label brand initiatives, which include Devon & Jones, HYP, Authentic Pigment, Desert Wash and Harvard Square. Our products are sold to over 50,000 customers, primarily advertising specialty companies, screen printers, embroiderers and specialty retailers who decorate our blank product with corporate logos, brands and other promotional images. Our decorator customers then sell imprinted sportswear and accessories to a highly diversified range of end-consumers, including Fortune 1000 companies, sporting venues, concert promoters, athletic leagues, educational institutions and travel resorts. We believe our end-consumers are increasingly recognizing imprintable sportswear and accessories as highly differentiated, cost-effective advertising and promotional tools that help them grow their respective businesses and brand images. As a result, imprintable sportswear unit volume has grown significantly over the last ten years, increasing at a compound annual growth rate of approximately 7%. On a pro forma basis, we had net sales of $959.8 million, income from operations of $15.5 million and Adjusted EBITDA of $61.0 million for the twelve months ended September 30, 2004.

Alpha Acquisition

On September 22, 2003, simultaneously with the initial sale of the outstanding notes, Broder acquired all of the outstanding capital stock of Alpha, pursuant to a stock purchase agreement entered into on July 12, 2003. Immediately after consummation of the acquisition, Alpha and its subsidiaries were merged with and into Broder, except for ASHI, Inc., which became a direct, wholly owned subsidiary of Broder. The total cash consideration in the acquisition was $247.8 million. The aggregate cash costs of the acquisition, together with the funds necessary to refinance certain existing indebtedness of Broder and pay the related fees and expenses, were financed by the following transactions:

➢	$76.0 million of new equity contributed to Broder by Bain Capital, management and other investors;

➢	borrowings by Broder of $92.0 million under a new $175.0 million revolving credit facility; and

➢	proceeds from the issuance and sale of the outstanding notes.

Management’s discussion and analysis of financial condition and results of operations

NES Acquisition

On August 31, 2004, Broder acquired all the shares of beneficial interest of NES, the leading distributor of imprintable sportswear in New England. NES’s operations were conducted by and through Aprons, a wholly owned subsidiary of NES and NES’s operating entity. The purchase price was approximately $31.7 million, subject to adjustment, which included payment of consideration to NES shareholders, retirement of all NES indebtedness and payment of transaction fees. Broder funded the acquisition with $12.4 million of new equity invested by Bain Capital and $19.3 million of borrowings using available capacity under Broder’s revolving credit facility. For consolidation and efficiency purposes NES and Aprons were merged with and into Broder. As a result of such merger, NES’s and Aprons’ corporate existences were terminated.

Potential Acquisition-Related Cost Savings

We believe that the primary benefits to Broder from the acquisitions of Alpha and NES include greater scale, broader product offering, extended national presence, regional market share strength and differentiated customer selling support. In addition, in connection with the Alpha and NES acquisitions, we identified certain cost reduction opportunities resident in redundant selling, general and administrative functions and overlapping distribution points. Upon commencement of the Alpha acquisition, we developed a plan to pursue these opportunities, which upon completion would generate $7.9 million of annual savings, consisting of redundant selling, general and administrative positions and rationalization of distribution facilities of $5.8 million and $2.1 million, respectively. In addition, upon commencement of the NES acquisition, we developed a plan to pursue these opportunities, which upon completion would generate $1.8 million of annual savings, consisting of redundant selling, general and administrative positions and rationalization of distribution facilities of $1.2 million and $0.6 million, respectively. We expect the integration of the Alpha acquisition to be fully complete by the end of 2004 and the integration of the NES acquisition to be fully complete by the end of 2005. We cannot assure you, however, that we will achieve any expected cost savings that have not been realized to date. See “Risk Factors—Risks Relating To Our Business.” We may not realize all of the anticipated operating synergies and cost savings from the Acquisitions and we may experience difficulties in integrating NES’ business which may adversely affect our financial performance. As of September 30, 2004, we expect to incur an additional $5.3 million in operating costs and capital expenditures to complete the integrations of Alpha and NES that we do not expect to recur in the future. The current status and updated expectations relative to the Alpha and NES integration plans are summarized as follows:

	Cost Savings
	Annualized Savings for Completed Initiatives	Annualized Savings for Initiatives Still in Process	Total Expected Annualized Savings	Savings Reflected in Operating Results for the Twelve Months Ended September 30, 2004	Savings Not Yet Reflected in Historical Results
(dollars in millions)
Alpha Acquisition
Redundant Selling, General and Administrative Positions	$3.5	$1.0	$4.5	$2.4	$2.1
Rationalization of Distribution Facilities	5.9	0.4	6.3	3.8	2.5

Total Alpha Acquisition	9.4	1.4	10.8	6.2	4.6

NES Acquisition
Redundant Selling, General and Administrative Positions	—	1.2	1.2	—	1.2
Rationalization of Distribution Facilities	—	0.6	0.6	—	0.6

Total NES Acquisition	—	1.8	1.8	—	1.8

Combined for the Acquisitions	$9.4	$3.2	$12.6	$6.2	$6.4

Management’s discussion and analysis of financial condition and results of operations

PURCHASE ACCOUNTING

The acquisition of Alpha was accounted for using the purchase method of accounting. As a result, the acquisition will prospectively affect our results of operations in certain significant respects. The aggregate acquisition consideration was allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the acquisition date. This has resulted in a significant increase in our annual depreciation and amortization expenses. In addition, due to the effects of the increased borrowings to finance the acquisition, our interest expense has increased significantly in the periods following the Alpha acquisition. The NES acquisition was accounted for using the purchase method of accounting. For more information, see “—Liquidity and Capital Resources.”

OTHER STRATEGIC ACQUISITIONS

TSM.    In June 2003, Broder acquired substantially all of the assets of T-Shirts & More, Inc., or “TSM,” a regional sportswear distributor with one location in Louisville, Kentucky, for $2.6 million. The acquisition of TSM enhanced Broder’s local market position in a number of key Midwestern states. TSM’s facility was consolidated into an existing Broder distribution center in Louisville, Kentucky.

Kay’s Enterprises.    In May 2002, Alpha acquired substantially all of the assets of Kay’s Enterprises, a regional distributor with one facility located in Stafford, Texas for $3.3 million. This acquisition provided Alpha with one business day shipping capability throughout much of Texas and Louisiana.

Gulf Coast.    In December 2001, Broder acquired substantially all of the assets of Gulf Coast Sportswear, or “Gulf Coast,” a distributor with four facilities located in: Dallas, Texas; Atlanta, Georgia; Houston, Texas; and Kansas City, Kansas for $5.8 million. Through this acquisition, Broder augmented its presence in Texas and gained access to additional customers in Atlanta, Houston and the Midwest. As part of the acquisition integration, Gulf Coast’s Atlanta, Dallas and Houston facilities were merged into pre-existing Broder locations and the Kansas City facility was closed.

Full Line.    In August 2001, Broder acquired all of the capital stock of Full Line Distributors, or “Full Line,” a regional distributor with a manufacturing operation and six distribution facilities located in: Atlanta, Georgia; Miami, Florida; Cleveland, Ohio; Fullerton, California; Houston, Texas; and St. Louis, Missouri for $21.8 million. Full Line expanded Broder’s customer base and geographic breadth. Following the acquisition, Full Line’s St. Louis facility was consolidated into an existing Broder distribution center and Full Line’s manufacturing assets were divested for $6.4 million.

St. Louis T’s.    In September 2000, Broder acquired the stock of St. Louis T’s, a regional imprintable sportswear and accessories distributor with one facility located in St. Louis, Missouri for $20.4 million. Prior to the acquisition, Broder served Midwestern customers out of its Plymouth, Michigan facility. Following the acquisition, the St. Louis facility absorbed a significant portion of the Plymouth facility’s sales and expanded Broder’s presence in the region.

Good Buy Sportswear.    In September 1999, Alpha acquired substantially all of the assets of Good Buy Sportswear, a regional imprintable sportswear and accessories distributor with one location in St. Petersburg, Florida for $11.9 million. This acquisition expanded Alpha’s footprint and provided one business day shipping capability throughout Florida and parts of Georgia and South Carolina.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

The following table sets forth the amounts and the percentages of net sales that items in the consolidated statement of operations of Broder constitute for the periods indicated:

	Fiscal Year Ended December 31,						Nine Months Ended September 30,
	2001		2002		2003		2003		2004
(dollars in millions)

Net sales	$409.1	100.0%	$429.7	100.0%	$487.8	100.0%	$285.9	100.0%	$635.4	100.0%
Cost of sales	349.3	85.4	363.5	84.6	411.1	84.3	243.9	85.3	523.0	82.3

Gross profit	59.8	14.6	66.2	15.4	76.7	15.7	42.0	14.7	112.4	17.7
Warehousing, selling and administrative expenses	44.2	10.8	49.0	11.4	63.3	13.0	37.6	13.2	77.9	12.3
Depreciation and amortization	2.6	0.6	7.4	1.7	10.3	2.1	4.8	1.7	14.5	2.3
Restructuring and impairment charges	—	—	—	—	9.1	1.8	—	—	2.5	0.4

Income (loss) from operations	12.9	3.2	9.8	2.3	(6.0)	(1.2)	(0.4)	(0.2)	17.5	2.8
Interest expense	11.3	2.8	11.4	2.7	14.6	3.0	7.6	2.7	20.9	3.3
Other expense (income)	(0.1)	0.0	(0.3)	(0.1)	0.0	0.0	0.1	0.0	0.6	0.1
Income taxes	0.4	0.1	0.1	0.0	(8.2)	(1.7)	(3.1)	(1.1)	(1.7)	(0.3)

Net income (loss)	$1.3	0.3%	$(1.4)	(0.3)%	$(12.5)	(2.6)%	$(5.0)	(1.7)%	$(2.4)	(0.4)%

Nine months ended September 30, 2004 compared to nine months ended September 30, 2003

Net Sales.    Net sales increased by approximately $349.5 million, or 122.2%, from $285.9 million for the nine months ended September 30, 2003 to $635.4 million for the nine months ended September 30, 2004. Net of $328.6 million and $9.2 million contribution to net sales from the acquired Alpha and NES businesses, respectively, Broder sales increased $11.7 million for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. This increase resulted from the net impact of: (i) a 7.3% increase in unit volume (estimated impact of $20.2 million); and (ii) the impact of an approximate 4.3% decrease in average selling price and product mix shift (estimated impact of $8.5 million). Within the nine month period ended September 30, 2004, the trend of declining average selling prices began to stabilize in the second quarter of 2004.

Gross Profit.    Gross profit increased by $70.4 million, or 167.6%, from $42.0 million for the nine months ended September 30, 2003 to $112.4 million for the nine months ended September 30, 2004. Net of $61.6 million and $1.5 million contribution to gross profit from the acquired Alpha and NES businesses for the nine months ended September 30, 2004, respectively, Broder gross profit increased $7.3 million for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. This increase resulted from the net impact of: (i) the contribution to gross profit from TSM which was acquired in June 2003 (estimated impact of $0.4 million); (ii) the increase in unit volume (estimated impact of $2.7 million); and (iii) the net impact price and product mix.

Gross margin increased from 14.7% for the nine months ended September 30, 2003 to 17.7% for the nine months ended September 30, 2004. Net of the impact on gross margin resulting from the inclusion of Alpha in the nine months ended September 30, 2004, gross margin increased from 14.5% to 16.5%. This increase is primarily the result of lower cost of goods sold, net of product mix shifts.

Warehousing, Selling and Administrative Expenses (Including Depreciation and Amortization).     Warehousing, selling and administrative expenses, including depreciation and amortization, increased

Management’s discussion and analysis of financial condition and results of operations

$50.0 million from $42.4 million for the nine months ended September 30, 2003 to $92.4 million for the nine months ended September 30, 2004. Approximately $12.0 million of the increase represents increased depreciation and amortization related to assets acquired in the acquisition of Alpha and NES. The inclusion of Alpha and NES operating expenses of $36.2 million and $1.3 million, respectively, excluding depreciation and amortization, accounts for approximately $49.5 million of the increase. The remaining net increase is primarily the result of decreased costs resulting from the rationalization of four distribution facilities and the elimination of redundant general and administrative positions (estimated impact of $5.5 million), offset by increased expenses for management fees ($1.0 million), and the impact of increased and labor and variable costs related to increased volume, partially offset by operating efficiency improvements, and increased costs for general and administrative positions to support product development and public company reporting requirements, and sales and marketing efforts.

Restructuring Charges.    As a result of these 2003 restructuring plans, the Company recorded a restructuring charge of approximately $2.5 million during the nine months ended September 30, 2004. The amounts consists of $1.7 million for additional severance in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and $0.8 million in a non-cash fixed asset impairment charge for the disposal of computer software resulting from the information systems integration plan.

Income (Loss) from Operations.    As a result of the factors described above, income from operations increased by approximately $18.0 million, from a loss from operations of $0.5 million for the nine months ended September 30, 2003 to income from operations of $17.5 million for the nine months ended September 30, 2004.

Interest and Other Expense.    Interest expense increased by $15.1 million from $6.9 million for the nine months ended September 30, 2003 to approximately $22.0 million the nine months ended September 30, 2004. The net increase is due primarily to increased levels of indebtedness outstanding after the Alpha acquisition and related financing transactions, including the $175.0 million of 11 1/4% Senior Notes outstanding during the nine months ended September 30, 2004 (impact of $14.4 million, excluding the impact of amortization of capitalized financing costs), and the amortization of capitalized financing costs incurred in connection with the Alpha acquisition. Interest costs were also impacted by the net effect of interest on subordinated notes which were converted into common stock at the end of June 2003, and higher revolving debt levels necessary to support the incremental acquired Alpha business during the nine months ended September 30, 2004. Other (income) expense for the nine months ended September 30, 2003 also includes a $1.9 million loss on the conversion of the previously mentioned subordinated notes and a $1.6 million gain on debt retirement. Other (income) expense also includes the $1.7 million net positive effect of a favorable change in the fair value of interest rate swaps for the nine months ended September 30, 2004.

Income Taxes.    The income tax benefit for the nine months ended September 30, 2003 was $3.1 million, as compared to a tax benefit of $1.7 million for the nine months ended September 30, 2004. The difference between the U.S. federal statutory rate of 34% and the effective provision or benefit rate relates primarily to the federal benefit of deductible state and local taxes.

Net Income (Loss).    As a result of the factors described above, the net loss for the nine months ended September 30, 2004 was $2.4 million as compared to a net loss of $5.0 million the nine months ended September 30, 2003.

Management’s discussion and analysis of financial condition and results of operations

Fiscal year 2003 compared to fiscal year 2002

Net Sales.    Net sales increased by $58.1 million, or 13.5%, from $429.7 million for fiscal year 2002 to $487.8 million for fiscal year 2003. Broder unit sales during fiscal year 2003 were approximately 1.0% higher than fiscal year 2002, excluding the sales contributions from Alpha. Net of $117.2 million contribution to net sales from the acquired Alpha business for the period from September 22, 2003 through December 31, 2003, Broder sales declined $59.1 million from fiscal year 2002 to fiscal year 2003. This decline resulted from the net impact of: (i) a 1.0% increase in unit volume (estimated impact of $4.0 million); (ii) the impact of industry-wide price deflation which lowered the industry’s average selling prices by an estimated 12.0% from fiscal year 2002 to fiscal year 2003 (estimated impact of $50.0 million); (iii) a decrease in outbound freight billings to customers (estimated impact of $4.0 million); and (iv) an unfavorable mix shift to lower priced products (estimated impact of $9.0 million). The trend of declining average selling prices is primarily the result of competitive pressures at the manufacturer level of the supply chain, which reduces prices to wholesale distributors such as the Company and its competitors, which in turn drives down selling prices to the Company’s customers. The industry and the Company have experienced declining average selling prices since fiscal year 2000, and due to ample capacity in the competitive space of its vendors, the Company does not expect this trend to reverse in the foreseeable future. As discussed under Gross Profit below, the Company has experienced success in securing offsetting reductions in the corresponding cost of its products. Throughout fiscal year 2003, the Company has also experienced an unfavorable mix shift toward lower priced goods. The Company believes this unfavorable mix shift to be the result of prior merchandising decisions which dropped certain higher priced products from the product line, and does not expect this trend to continue in light of its strategy to enhance the 2004 product line with a richer mix of products.

Gross Profit.    Gross profit increased by $10.5 million, or 15.9% from $66.2 million for fiscal year 2002 to $76.7 million for fiscal year 2003. Net of $23.3 million contribution to gross profit from the acquired Alpha business for the period from September 22, 2003 through December 31, 2003, Broder gross profit declined $12.8 million from fiscal year 2002 to fiscal year 2003. This decline primarily results from the impact of (i) a decline in realized margins for outbound freight charges to customers (estimated impact of $4.0 million); (ii) aggressive pricing of product in advance of recognition of underlying incentives (incremental to the comparable year) (estimated impact of $0.8 million); (iii) the non-cash recognition as cost of sales for the step-up to acquired Alpha inventory (estimated impact of $1.6 million); (iv) an unfavorable mix shift to lower margin products (estimated impact of $4.0 million); and (v) a charge to write-down discontinued inventory to estimated realizable values (estimated impact of $1.9 million). The charge to inventory is the result of Broder’s expansion of its 2004 product offering which increased total SKU’s offered by approximately 50% and required the displacement of discontinued product to physically accommodate the expanded offering. This discontinued product normally held for higher realization sale in distribution centers was consolidated in a single location pending an anticipated lower realization liquidation. While we have experienced the impact of industry-wide price deflation, such impact is primarily the result of competitive pressures at the manufacturer level of the supply chain, and accordingly, the selling price deflation we experienced is approximately offset by a reduction in the corresponding cost of our products. Therefore, we do not believe price deflation has had a meaningful adverse impact on gross profits.

Gross margin increased from 15.4% for fiscal year 2002, to 15.7% for fiscal year 2003. The increased gross margin is the result of the factors discussed above.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased $14.3 million, or 29.2% from $49.0 million in 2002 to $63.3 million in 2003. The inclusion of Alpha expenses for the period from September 22, 2003 through December 31, 2003 accounts for $14.2

Management’s discussion and analysis of financial condition and results of operations million of the increase. Net of the increased warehousing, selling and administrative expense contributed by Alpha, our expenses were approximately flat from fiscal year 2002 to fiscal year 2003, which is the net result of (i) warehouse labor efficiency improvements (estimated impact of $1.9 million), (ii) increased marketing spending (estimated impact of $0.5 million), (iii) increased occupancy expense related to two new facilities added during 2002 (estimated impact of $0.2 million), and (iv) higher bad debt expense attributable to the bankruptcy filing of a significant customer (estimated impact of $0.8 million). As a percentage of net sales, warehousing, selling and administrative expenses increased from 11.4% to 13.0% due to the absorption of fixed expenses over a smaller revenue base.

Depreciation and Amortization.    Depreciation and amortization increased by $2.9 million, from $7.4 million for fiscal year 2002 to $10.3 million for fiscal year 2003. As a result of the acquisition of Alpha, we expect amortization of acquired intangibles will increase future amortization significantly over the next eight years. Amortization expense related to amortizable intangibles acquired in the Alpha transaction was approximately $3.5 million in 2003. We expect to record 2004 amortization of Alpha intangibles of $12.5 million.

Restructuring and Asset Impairment Charges.    As more fully described in note 15 to the consolidated financial statements, we recorded a restructuring charge of $9.1 million during 2003. Following the acquisition of Alpha in September 2003, we changed its inventory replenishment strategy of the combined company and performed a detailed review of our combined operations in order to identify areas of overlap and potential cost savings. As a result, we effected a restructuring plan designed to reduce our cost structure by closing certain distribution centers. During the fourth quarter of 2003, the Broder distribution center in Fullerton, CA was closed, as was the central hub facility in Wadesboro, NC. In addition, in connection with the acquisition of Alpha, we effected a restructuring plan to consolidate our corporate offices into Philadelphia, PA and reduce our administrative workforce to eliminate duplicative functions. As a result of these 2003 restructuring plans, we recorded a charge of $9.1 million during 2003, and also as a result of these 2003 plans, we expect to record an additional charge of $1.5 million in 2004.

In addition, also as a result of the Alpha acquisition, we have plans to close 2 additional distribution centers during 2004. We estimate costs related to lease terminations, severance and inventory reduction will result in an additional restructuring charge of approximately $1.1 million to fiscal 2004 earnings.

Income (loss) from Operations.    As a result of the factors described above, income from operations decreased by $15.8 million, from $9.8 million for fiscal year 2002, to a loss of $(6.0) million for fiscal year 2003.

Interest and Other Expense.    Interest expense increased by $3.2 million from $11.4 million for fiscal year 2002 to $14.6 million for fiscal year 2003. The net increase is due primarily to increased levels of indebtedness outstanding after the Alpha acquisition, including the $175.0 million of 11 1/4% Senior Notes outstanding from September 22, 2003 through December 31, 2003 (estimated impact of $5.1 million), the write-off of deferred financing fees on debt extinguished in the Alpha acquisition (approximately $1.4 million), offset by a favorable change in the fair value of interest rate swaps (estimated impact of $1.2 million), lower average levels of outstanding indebtedness prior to the Alpha acquisition, and lower effective interest rates on revolving debt. As a result of the Alpha acquisition, we have significantly higher levels of outstanding indebtedness, and accordingly expect to report significantly higher levels of interest expense in the future. Other expense, net changed from net other income of $0.3 million for fiscal year 2002 to zero net other income for fiscal year 2003.

Management’s discussion and analysis of financial condition and results of operations

The difference in 2003 was primarily the net result of a third quarter gain of $1.6 million on the retirement of subordinated debt-selling shareholder, and a second quarter loss of $1.9 million on the exchange of Class L common stock, Series 2 issued to retire unsecured senior subordinated notes.

Income Taxes.    The income tax benefit for fiscal year 2003 was $8.2 million, as compared to a tax provision of $0.1 million for fiscal year 2002. The difference between the U.S. federal statutory rate of 34% and the effective provision or benefit rate relates primarily to the federal benefit of deductible state and local taxes.

Fiscal year 2002 compared to fiscal year 2001

Net Sales.    Net sales increased by $20.6 million, or 5.0%, from $409.1 million for fiscal year 2001 to $429.7 million for fiscal year 2002. The increase in net sales was primarily the result of the inclusion of a full year of sales from Full Line (estimated $38.0 million increase relative to prior year) which Broder acquired in August 2001, and Gulf Coast (estimated $36.6 million increase relative to the prior year) which Broder acquired in December 2001. Sales were favorably impacted by unit volume increases for the overall market (estimated $4.9 million impact). These sales increases were significantly offset by industry wide price deflation (estimated $17.0 million impact). Sales were also impacted by net unit volume declines in the Company’s base business, concentrated in two highly competitive regions (estimated $41.9 million impact).

Gross Profit.    Gross profit increased $6.4 million, or 10.7%, from $59.8 million for fiscal year 2001 to $66.2 million for fiscal year 2002. Gross margin increased from 14.6% to 15.4%, due primarily to improved cost of product from suppliers resulting from increased volume added through acquisitions and new branch openings. While the Company has experienced the impact of industry-wide price deflation, such impact is primarily the result of competitive pressures at the manufacturer level of the supply chain, and accordingly, the selling price deflation experienced by the Company is approximately offset by a reduction in the corresponding cost of its products. Therefore, the Company does not believe price deflation has had a meaningful adverse impact on gross profits.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased $4.8 million, or 10.9%, from $44.2 million for fiscal year 2001 to $49.0 million for fiscal year 2002. The increase in warehousing, selling and administrative expenses was primarily attributable to the two new branches and the inclusion of a full year of warehousing, selling and administrative expenses for the Full Line facilities. These incremental operating expenses are net of realized synergies from the elimination of redundant corporate overhead and back-office functions. As a percentage of net sales, warehousing, selling and administrative expenses increased from 10.8% for fiscal year 2001 to 11.4% for fiscal year 2002.

Depreciation and Amortization.    Depreciation and amortization increased by $4.8 million, or 180.8%, from $2.6 million for fiscal year 2001 to $7.4 million for fiscal year 2002, primarily attributable to increased amortization of customer relationship intangibles resulting from the Full Line and Gulf Coast acquisitions.

Income From Operations.    As a result of the factors described above, income from operations decreased by $3.1 million, or 24.0%, from $12.9 million for fiscal year 2001 to $9.8 million for fiscal year 2002. This decrease is primarily due to increased depreciation and amortization of $4.8 million. The remaining impact is the net effect of increased net sales, improved gross margins and realization of acquisition related cost synergies, each as described above.

Management’s discussion and analysis of financial condition and results of operations

Interest and Other Expense.    Interest expense increased slightly by $0.1 million, or 0.9%, from $11.3 million for fiscal year 2001 to $11.4 million for fiscal year 2002. Effective interest rates on Broder’s debt remained relatively constant during fiscal years 2001 and 2002, while increased debt incurred for the Full Line and Gulf Coast acquisitions was offset by reductions in drawings under Broder’s existing revolving credit facility, resulting from decreased working capital needs. Other expense, net decreased slightly by $0.2 million.

Income Taxes.    Broder’s tax provision for fiscal year 2002 was $0.1 million on a loss before income taxes of $1.3 million. The tax provision for fiscal year 2001 was $0.4 million with an effective tax rate of 23.0%. The difference between the U.S. federal statutory rate of 34% and the effective provision or benefit rate relates primarily to the federal benefit of deductible state taxes and non-deductibility of permanent differences related to amortization of certain intangibles.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.    Net cash provided by operating activities was approximately $35.9 million for the nine months ended September 30, 2004 compared to cash used by operating activities of approximately $3.7 million for the nine months ended September 30, 2003. The changes in accounts receivable, accounts payable and other operating accounts are principally due to the operations of Alpha and NES. The change in cash flows from operating activities was also impacted by increased depreciation and amortization.

Net cash used in investing activities was $34.9 million for the nine months ended September 30, 2004. The change in cash flows from investing activities was attributable to the acquisition of NES in August 2004 and capital expenditures of $3.2 million. Net cash used in investing activities was $252.1 million for the nine months ended September 30, 2003, which primarily reflects the acquisitions of TSM ($2.6 million) and Alpha ($247.8 million, including related fees of $4.3 million) and capital expenditures of $1.7 million.

Net cash provided by financing activities for the nine months ended September 30, 2004 was $1.3 million. The cash provided was primarily the result of the net borrowings on the revolving credit facility and the change in the book overdraft position.

Net cash provided by financing activities for the nine months ended September 30, 2003 was $257.5 million, which primarily reflects normal borrowings and repayments under revolving credit facilities, and the financing transactions related to the Alpha acquisition, including:

➢	issuance of common stock ($76.0 million, less related fees and expenses of $0.3 million);

➢	issuance of the outstanding notes ($175.0 million, less related fees and expenses of $10.2 million); and

➢	initial borrowings on the revolving credit facility ($92.0 million, less related fees and expenses of $7.1 million).

Fiscal year 2003 compared to fiscal year 2002.    Net cash used in operating activities was $3.9 million for fiscal 2003 compared to cash used in operating activities of approximately $0.1 million for fiscal 2002. The change in cash flows from operating activities was due principally to the reduction in inventory in the current year versus an inventory buildup in the prior year. In addition, lower growth in accounts receivable in 2003 relative to 2002 was partially offset by increased net loss in 2003 and a decrease in accounts payable in 2003 as compared to an increase in accounts payable in 2002.

Management’s discussion and analysis of financial condition and results of operations

Net cash used in investing activities was $252.4 million for fiscal 2003, which primarily reflects the acquisitions of TSM ($2.6 million) and Alpha ($247.8 million, including related fees of $4.3 million) and capital expenditures of $2.0 million. Net cash provided by investing activities was $2.1 million for fiscal 2002, which reflects proceeds from the sale of Full Line manufacturing ($6.4 million), less normal capital expenditures for warehouse equipment, computer equipment and related software enhancements.

Net cash provided by financing activities for fiscal year 2003 was $256.9 million, which primarily reflects normal borrowings and repayments under revolving credit facilities, and the financing transactions related to the Alpha acquisition, including:

➢	issuance of common stock ($76.0 million, less related fees and expenses of $0.3 million);

➢	issuance of notes ($175.0 million, less related fees and expenses of $10.2 million);

➢	initial borrowings on the revolving credit facility ($92.0 million, less related fees and expenses of $7.1 million).

Net cash used in financing activities for fiscal year 2002 was $3.5 million, which was primarily the result of the net borrowings on the prior revolving credit facility and changes in the book overdraft position.

Fiscal year 2002 compared to fiscal year 2001.    Cash flows used in operating activities were $0.1 million for fiscal year 2002, compared with cash flows provided by operating activities of $37.1 million for fiscal year 2001. The cash flows provided by operating activities for fiscal year 2002 were primarily the net result of a net loss of $1.4 million adjusted for non-cash items of $11.2 million, offset by increased investment in inventory resulting from new facilities in Charlotte, North Carolina and Louisville, Kentucky. Cash flows provided by operating activities for fiscal year 2001 were primarily the result of net income of $1.3 million adjusted for $6.0 million of non-cash items, plus net changes in key working capital accounts, including decreased inventory levels of $44.5 million as inventory levels were depleted for integration and product rationalization at the end of 2001. In addition, decreased accounts receivable of $9.5 million also provided a source of cash, offset by decreased accounts payable of $20.9 million related to the reduced inventory levels described above.

Cash flows provided by investing activities were $2.1 million for fiscal year 2002, compared with cash flows used in investing activities of $31.0 million for fiscal year 2001. Cash flows provided by investing activities for fiscal year 2002 were the net result of the $6.4 million sale of the manufacturing operations acquired in the acquisition of Full Line, offset by $4.3 million of acquisitions of fixed assets primarily related to the integration of acquisitions and the launch of two new branches as previously described. Cash flows used in investing activities for fiscal year 2001 were the result of $27.6 million used in the Full Line and Gulf Coast acquisitions and $3.5 million used in the normal acquisition of fixed assets.

Liquidity Position

Broder and its existing subsidiaries entered into a new revolving credit facility on September 22, 2003. The revolving credit facility provides for aggregate borrowings of up to $175.0 million, subject to borrowing base limitations. As of September 30, 2004, after giving pro forma effect to the offering of the notes contemplated hereby, outstanding borrowings on the revolving credit facility would have been $46.5 million, which would have left $116.3 million of available borrowing base capacity.

The revolving credit facility is secured by first priority pledges of all the equity interests owned by Broder in its domestic subsidiaries and 66% of all equity interests in any future foreign subsidiaries. The revolving credit facility is also secured by first priority interests in, and mortgages on, substantially all

Management’s discussion and analysis of financial condition and results of operations tangible and intangible assets of Broder and each of Broder’s direct and indirect domestic subsidiaries and 66% of the equity interests of any future foreign subsidiaries. Availability under the revolving credit facility is based on a borrowing base calculated using advance rates applied to eligible accounts receivable and eligible inventory. The borrowing base will be monitored continuously at least on a monthly basis. The revolving credit facility is available until September 2008.

The revolving credit facility also contains provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of September 30, 2004, we had approximately $10.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

On September 22, 2003, we completed a private offering of $175.0 million 11 1/4% Senior Notes due 2010. The proceeds of the private offering were used to finance the Alpha acquisition, repay existing indebtedness and to pay related fees and expenses. The notes are guaranteed on a senior unsecured basis by all existing and future material domestic subsidiaries, and pay interest semi-annually in arrears on April 15 and October 15 of each year. The Notes are additional notes issued under the same indenture as the outstanding notes that were issued on September 22, 2003.

The indenture governing the notes (including the additional Notes) and the revolving credit facility, among other things, (1) restrict the ability of us and our subsidiaries, including the guarantors of the notes, to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates, (2) prohibit certain restrictions on the ability of certain of our subsidiaries, including the guarantors of the notes, to pay dividends or make certain payments to us and (3) place restrictions on the ability of us and our subsidiaries, including the guarantors of the notes, to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indenture related to these notes and the revolving credit facility also contain various covenants which limit our discretion in the operation of our businesses. As of September 30, 2004, we were in compliance with all covenants under the indenture and the credit facility.

We rely primarily upon cash flow from operations and borrowings under our revolving credit facility to finance operations, capital expenditures and fluctuations in debt service requirements. Availability under the revolving credit facility fluctuates due to seasonal flows of the business, which impacts our borrowing base and our decisions around investment in inventory and overall growth of the business. Historically, the low point of our availability arises during the first quarter of each fiscal year as revenues reach seasonal lows during December, January and February, compounded by the simultaneous consumption of availability to bolster inventory levels for the ensuing season. The availability then grows to its high point during the remainder of the year.

We expect that availability during the first quarter of fiscal year 2005 will experience similar trends, and we may at times utilize the full capacity of our revolving credit facility. We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations during the seasonal low period, pay scheduled principal and interest payments, and provide funds for working capital, capital expenditures and other needs of the business for at least the next twelve months. However, no assurance can be given that this will be the case. We may require additional debt or equity financing to meet our working capital requirements.

Management’s discussion and analysis of financial condition and results of operations

As a part of our business strategy, we will continue to look for distributors with high local market share in regions that are not well served by our existing facilities. We have historically engaged in discussions with several potential acquisition candidates. Most of these discussions were preliminary in nature, with limited due diligence conducted. Currently, we are not in discussions with any potential acquisition candidates. We cannot guarantee that any acquisitions will be consummated. If we do consummate any acquisition, it could be material to our business and require us to incur additional debt under our revolving credit facility or otherwise. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to us.

OFF BALANCE SHEET ARRANGEMENTS

Our revolving credit facility contains provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of September 30, 2004, we had approximately $10.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

We purchase product in the normal course through the use of short term purchase orders representing quantities for normal business needs at current market prices. In addition, we are party to two supply agreements whereby we have committed to purchase a minimum of: (i) $6.0 million of product per year through 2006; and (ii) $5.0 million a year through 2007, respectively. These supply agreements are more fully described in the following section “Contractual Cash Obligations.”

CONTRACTUAL CASH OBLIGATIONS

The following table presents the aggregate amount of future cash outflows under Broder’s contractual cash obligations and commercial commitments as of September 30, 2004 after giving effect to the refinancing transactions :

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
(dollars in millions)
Revolving credit facility	$46.5	$—	$—	$46.5	$—
Senior notes(1)	225.0	—	—	—	225.0
Operating lease obligations	63.6	10.1	25.1	13.0	15.4
Capital lease obligations	1.2	0.9	0.3	—	—
Supply agreement(2)	34.0	12.0	17.0	5.0	—

Total contractual cash obligations(3)	$370.3	$23.0	$42.4	$64.5	$240.4

(1)	Amounts shown do not include $1.0 million of premium that will be amortized over the term of the senior notes.
(2)	Broder is party to two separate and exclusive supply agreements. In one supply agreement we have committed to purchase a minimum of $6.0 million of product per year through 2006. Under this supply agreement, Broder held an exclusivity option through 2003, with the option to extend exclusivity provisions annually in exchange for commitment to purchase an incremental $1.0 million of product each year the exclusivity option is extended. The exclusivity option for 2004 was exercised, resulting in a 2004 purchase commitment of $7.0 million. Any shortfall in committed purchases for a given year may be carried forward or backward one year, subject to certain limits. If after carry forward or backward, actual purchases still fall short of committed levels, a penalty of 7.5% of the shortfall will be incurred.

In the other supply agreement Broder has committed to purchase a total of $15.0 million at a minimum of $5.0 million of product per year through 2007.

(3)	Accrued interest payments on the revolving credit facility and the senior notes represent contractual future obligations not reflected in this table and total $9.7 million at September 30, 2004.

Management’s discussion and analysis of financial condition and results of operations

INFLATION

Prices of imprintable sportswear and accessories have experienced deflation as suppliers have moved manufacturing to lower cost offshore locations. Price deflation has not historically had a material effect on operating results during the periods presented, since falling input costs for individual products have generally been passed on to customers on a constant gross profit per unit basis or unit volume growth has not been accompanied by a proportional increase in operating costs. However, we cannot assure you that this trend will continue in the future.

We have historically realized slightly higher sales and gross profit in the third and fourth quarters of the fiscal year. On a combined pro forma basis for 2002 and 2003, 20% of total net sales occurred in the first quarter, 28% in the second quarter, 27% in the third quarter and 25% in the fourth quarter.

SEASONALITY

We have historically realized, and expect to continue to realize, slightly higher sales and gross profit in the third and fourth quarters of the fiscal year. In fiscal year 2002, approximately 54% of Broder’s gross profit occurred in the second half of the year. On a combined pro forma basis for Broder and Alpha for 2003, 51% of gross profit was realized in the second half of the year. This seasonality is primarily a result of the sale of higher priced products during the second half of the year, such as fleece and jackets and the achievement of incentive thresholds.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of September 30, 2004, after giving effect to the refinancing transactions, we had $46.5 million of debt outstanding under our our revolving credit facility. Our revolving credit facility is subject to variable interest rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the September 30, 2004 level of borrowings, after giving effect to the refinancing transactions, and further considering the interest rate protection agreements currently in place (see following paragraph), we estimate that a one percentage point increase in interest on our variable rate debt agreements (excluding the effect of interest rate protection agreements) would have increased interest expense for the nine months ended September 30, 2004 by approximately $0.4 million.

Broder has entered into interest rate protection agreements whereby it has contracted to pay a fixed interest rate in exchange for receipt of a variable rate. Of the $30.0 million of notional principal amount under interest rate protection agreements, $20.0 million terminates in May 2005 and $10.0 million terminates in October 2008. Broder has elected not to apply hedge accounting for the currently outstanding interest rate protection agreements. Accordingly, Broder records its interest rate swaps at fair value on the balance sheet and records gains and losses on these contracts through its statement of operations. The Company recorded other income of approximately $1.2 million during the nine months ended September 30, 2004, $1.3 million during fiscal 2003 and other expense of approximately $1.5 million and $1.0 million during fiscal 2002 and 2001, respectively.

CRITICAL ACCOUNTING POLICIES

Broder’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this current report. While all significant accounting policies are important to Broder’s consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of Broder’s financial condition and require Broder’s most difficult, subjective and complex estimates and assumptions that

Management’s discussion and analysis of financial condition and results of operations affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon Broder’s historical experience and on various other assumptions that Broder believes to be reasonable under the circumstances. Broder’s actual results may differ from these estimates under different assumptions or conditions. Broder believes its most critical accounting policies are as follows:

Revenue Recognition.    Revenue is recognized when title and risk of loss is transferred to the customer, which, for the majority of our customers who have FOB shipping point terms, is upon shipment of the product to the customer. Revenue includes selling price of the product and all shipping and handling costs paid by the customer. Under certain circumstances, customers may submit a claim for damaged or shorted shipments. Based on historical experience, we establish a reserve for potential returns at the time of sale. Revenue is further reduced at the time of sale for estimated customer-related incentives. These incentives primarily consist of volume and growth rebates.

Accounts Receivable.    Broder maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. Broder determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of Broder’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories.    Broder maintains an allowance for potential losses on the disposal of its discontinued and slow moving inventory. Estimates for the allowance are based on past and estimated future sales of the product, historical realization of similar discontinued product, and potential return of slow moving and discontinued product back to the mill. Cost of sales includes (i) the cost of product, (ii) inbound and outbound freight costs, (iii) the costs of purchasing, receiving, inspecting and handling, and (iv) adjustments for various incentive programs offered to Broder by its vendors.

Derivative Financial Instruments.    Broder does not use derivatives for speculative purposes. However, Broder has entered into interest rate protection agreements whereby it has contracted to pay a fixed interest rate in exchange for receipt of a variable rate. Broder has elected not to apply hedge accounting for the currently outstanding interest rate protection agreements. Accordingly, Broder records current interest rate swaps at fair value and records gains and losses on these contracts through our statement of operations. Broder will evaluate any future interest rate swaps and for those which qualify and for which it chooses to designate as hedges of future cash flows, the effective portion of changes in fair value will be recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items.

Goodwill and Intangible Assets.    Broder adopted SFAS No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Accordingly, Broder ceased amortization of all goodwill and performed a goodwill impairment evaluation upon adoption and at each year end using discounted expected future cash flows. In addition, Broder has recorded other indefinite-lived intangible assets (the tradenames “Alpha” and “Alpha Shirt Company”), as well as certain finite-lived intangible assets (primarily customer relationship intangibles). These finite-lived intangible assets are being amortized on a straight-line basis over their average useful lives ranging from 2 to 8 years.

Management’s discussion and analysis of financial condition and results of operations

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and generally is effective at the beginning of the first interim period beginning after June 15, 2003, excluding mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries, for which the accounting provisions of this Statement have been deferred indefinitely pursuant to FASB Staff Position 150-3. We have determined that we currently have no instruments within the scope of this Statement.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We have not entered into any derivative instruments or hedging activities since June 20, 2003; accordingly, SFAS No. 149 did not have a material effect on our financial condition, results of operations or cash flows.

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement were required to be adopted for fiscal years ending after December 15, 2002. We adopted the disclosure provisions of this Statement and continued to account for stock-based employee compensation using the provisions of APB No. 25, “Accounting for Stock Issued to Employees.” The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended			Nine Months Ended
	December 31, 2003	December 31, 2002	December 31, 2001	September 30, 2004	September 30, 2003
(dollars in thousands)
Net income (loss), as reported	$(12,456)	$(1,400)	$1,283	$(2,356)	$(5,037)
Pro Forma SFAS No. 123 expense	(20)	(16)	(12)	(465)	(15)

Pro Forma net income (loss)	$(12,476)	$(1,416)	$1,271	$(2,821)	$(5,052)

Management’s discussion and analysis of financial condition and results of operations

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) which was first issued in January 2003 and requires the consolidation of variable interest entities, as defined. For Broder, variable interest entities created after December 31, 2003, require application of the provisions of FIN 46 immediately. For all previously existing entities subject to FIN 46, application is required by the beginning of its fiscal year 2005. Broder is currently assessing the applicability and potential impact of FIN 46 on certain of its facility operating leases and other contractual relationships. If any of the entities related to these arrangements require consolidation under the provisions of FIN 46, the impact would be material to Broder’s financial position. For Broder’s interest in an entity that is subject to this Interpretation and that is created after December 31, 2003, we shall apply this Interpretation to that entity immediately. For Broder’s interest in an entity that is subject to this Interpretation and was created prior to December 31, 2003, we shall apply this Interpretation in our fiscal 2005. Based on our preliminary assessment of FIN 46, it is reasonably possible that once the Interpretation is effective in fiscal 2005 for entities created prior to December 31, 2003, we will be required to consolidate certain real estate and operating lease interests.

In March 2004, the FASB issued an exposure draft, “Share-Based Payment, an Amendment of FASB Statements No. 123 and 95.” The effective date for the proposed standard is for periods beginning after June 15, 2005. When the standard becomes effective, we will be required to record compensation expense on stock options granted to employees. We are currently assessing the impact that this proposed standard would have on our consolidated financial statements.

Business

HISTORY

Broder.    From its beginnings in 1919 as a haberdashery distributor, Broder has grown to become one of the leading distributors of imprintable sportswear and accessories in the United States. Mr. Jack Brode, one of the founders of Robins & Brode, purchased Broder in 1955. In the early 1970’s, Broder evolved into a local wholesale distributor of underwear, socks and hosiery. During this time, with the growing acceptance of the T-shirt as daily wear, Broder began selling its products to the rapidly emerging imprinting and embellishment market.

Broder’s growth has been due in large part to geographic expansion. From 1991 to 1999, Broder opened five branches: Orlando, Florida in 1991; Dallas, Texas in 1993; Albany, New York in 1995; Fresno, California in 1997; and Wadesboro, North Carolina, adjacent to the central distribution center, in 1999. In addition, Broder added 32,000 square feet to its Plymouth, Michigan branch in 1998, which served as Broder’s headquarters prior to the Alpha acquisition. In May 2000, Bain Capital acquired Broder in a recapitalization transaction. Shortly following the recapitalization, Broder continued its geographic expansion through the acquisition of St. Louis T’s, Full Line, Gulf Coast and TSM. In April 2002, Broder opened new facilities in Charlotte, North Carolina and Louisville, Kentucky. Broder continually assesses its distribution network for efficiency opportunities, which resulted in the closure of two unnecessary facilities in the fourth quarter of 2003: Fullerton, California and Wadesboro, North Carolina. We also discontinued use of our Cleveland, Ohio facility for normal operations in the fourth quarter of 2003. We closed our Miami, Florida facility during 2004.

Alpha.    The origins of Alpha date back to 1931 when a predecessor company was founded as a wholesaler of men’s dress shirts, hosiery and underwear serving sportswear and accessories retailers and institutions in the New England region. During the 1970’s, Alpha progressively shifted its operations to participate in the evolving imprintable T-shirt industry.

In the 1990’s, a descendant of one of the founders incorporated Alpha and expanded its operations to three facilities—Philadelphia, Pennsylvania, Ft. Wayne, Indiana and La Mirada, California. In 1999, Linsalata Capital Partners purchased a majority interest in Alpha. Prior to our acquisition of Alpha, it successfully completed two acquisitions, Kay’s Enterprises and Good Buy Sportswear, increasing its number of distribution centers from three to five and creating an efficient nationwide distribution platform.

Business

On September 22, 2003, simultaneously with the sale of the outstanding notes, Broder acquired all of the outstanding capital stock of Alpha. Immediately after consummation of the acquisition, Alpha and certain of its subsidiaries were merged with and into Broder. Although Alpha is no longer a distinct legal entity, Broder maintains both the Broder and Alpha brands, and operates separate catalogs, toll-free numbers, web sites and sale forces, in order to preserve the customer goodwill generated over more than 70 years of independent operations. For this reason, we have included a separate description of Alpha business in the following discussion.

NES.    Although NES is no longer a distinct legal entity, Broder intends to retain the “NES” and “New England Sportswear Company” brands, as well as to continue to operate separate catalogs, toll-free numbers, web sites and sales forces, in order to maintain the customer goodwill that has been generated over the life of the NES business. For this reason, we will include a separate description of the NES business in the following discussion.

PRODUCTS

Broder.    The Broder division distributes a wide range of imprintable sportswear and accessories such as T-shirts, sport shirts, fleece, sweatshirts, headwear, outerwear, bags and other items. The following table provides sales by product category for fiscal 2003:

Product Category	Percent of Fiscal 2003 Sales
T-Shirts	46%
Sports Shirts	23%
Fleece	13%
Other(1)	18%

(1)	Includes caps, jackets, denim shirts, tanks, pants, shorts, windbreakers, sweaters and other products, as well as freight revenue.

Within each product category, the Broder division offers recognizable basic brands such as Fruit of the Loom, Hanes, Jerzees and Gildan. In addition, the Broder division also distributes several premium retail brands such as Nike Golf, Perry Ellis and Weatherproof Garment (MV Sport) on an exclusive or near-exclusive basis in the imprintable sportswear and accessories channel. These retail brand relationships differentiate the Broder division’s product portfolio from those of other competitors.

The Broder division’s brands include:

Exclusive or Near-Exclusive Premium Brands
Arnold Palmer	Luna Basics(1)	Rabbit Skins
Chestnut Hill(1)	Luna Pier(1)	Weatherproof Garment (MV Sport)
Cubavera	Nike Golf
Desert Wash(1)	Perry Ellis

(1)	Private label brands.

Other Brands
Anvil	Fruit of the Loom	Jerzees	Stedman	Wrangler
Badger	Gildan	Jonathan Corey	Three Rivers	Yupoong
Cross Creek	Hanes	Lee	Toppers
Eastpak	Inner Harbor	Outer Banks	Towels Etc.
Fiberzone	Izod	Robinson Apparel	Van Heusen

Business

Alpha.    Alpha distributes a broad range of imprintable sportswear and accessory items such as T-shirts, sport shirts, fleece, sweatshirts, headwear, outerwear, bags and other items. The following table provides Alpha sales by product category for fiscal 2003 reflected on a pro forma basis for the period from January 1, 2003 through December 31, 2003.

Product Category	Percent of Fiscal 2003 Sales
T-Shirts	43%
Fleece	19%
Sport Shirts	15%
Other(1)	23%

(1)	Includes caps, jackets, denim shirts, tanks, pants, shorts, windbreakers, sweaters and other products, as well as freight revenue.

Alpha’s product offering is anchored by an assortment of nationally recognized basic brands. Alpha also offers several premium brands on an exclusive or near-exclusive basis. Since 1999, Alpha has introduced premium brands such as Champion, Columbia Sportswear and Adidas Golf. Through the success of its strategy, Alpha has demonstrated that by working with a well-managed, national distributor, prominent brands can gain access to a large untapped consumer segment with minimal risk to their image.

Alpha’s brands include:

Exclusive or Near-Exclusive Premium Brands
Adidas	Champion	Devon & Jones(1)
Authentic Pigment(1)	Columbia Sportswear	HYP(1)

(1)	Private label brands.

Other Brands
Adams Cap	Big Accessories	Hanes	Toppers
American Apparel	Cotton Deluxe	Jerzees	Wrangler
Anvil	Earth Collection	Lee	Yupoong
Augusta	Fruit of the Loom	Outer Banks
BAGedge	Gildan	Robinson

NES.     NES distributes a wide range of imprintable sportswear and accessories such as T-shirts, sport shirts, fleece, sweatshirts, headwear, outerwear, bags and other items. The following table provides sales by product category for fiscal 2003:

Product Category	Percent of Fiscal 2003 Sales
T-Shirts	50%
Sports Shirts	15%
Fleece	16%
Other(1)	19%

(1)	Includes caps, jackets, denim shirts, pants, shorts, windbreakers, sweaters and other products.

Within each category, NES also offers recognizable basic brands common to Broder and Alpha, including Gildan, Hanes, Lee, Fruit of the Loom, Anvil and Jerzees. In addition, NES also offers its own exclusive private brand under the label Harvard Square.

Business

SUPPLIERS

Broder.    Large scale and long-standing supplier relationships provide the Broder division with important purchasing and inventory management advantages relative to its competitors. For example, the Broder division’s scale allows it to receive attractive purchasing terms. The Broder division does business with most of its suppliers on a purchase order basis. By maintaining close communication with suppliers, the Broder division is able to synchronize its inventory management and product purchases with supplier production cycles. Understanding short-term supplier activity enables the Broder division to better size its purchases, refine targeted inventory levels and take advantage of special buying opportunities. Approximately 57.9% of the products sold by the Broder division in fiscal 2003 were purchased from its top three suppliers.

The table below shows the Broder division’s largest suppliers based on its sales for fiscal 2003:

Supplier	Percent of Fiscal 2003 Sales(1)
Russell Corp.(2)	25%
Gildan	18%
Fruit of the Loom	15%
Hanes(3)	15%
Other	27%

(1)	Excludes Alpha, which is separately reflected in the following section.

(2)	Includes Jerzees, Three Rivers and Cross Creek.

(3)	Owned by Sara Lee Corporation.

Alpha.    We believe that Alpha is an important wholesale distributor for each of its approximately 28 suppliers. Alpha’s scale and corresponding importance to its suppliers has historically resulted in a number of benefits including marketing support, previews of new product launches and favorable terms. Approximately 51.2% of Alpha’s fiscal 2003 sales were generated from products obtained from its top three suppliers. Alpha’s top suppliers based on Alpha’s sales for fiscal 2003 are listed below:

Supplier	Percent of Fiscal 2003 Sales(1)
Hanes(2)	22%
Gildan	16%
Russell Corp.(3)	13%
Anvil	10%
Other	39%

(1)	Pro forma reflection of Alpha division for the period from January 1, 2003 through December 31, 2003.

(2)	Owned by Sara Lee Corporation.

(3)	Includes Jerzees and Cross Creek.

Business

NES.    The table below shows NES’s largest suppliers based on NES’s sales for fiscal 2003:

Supplier	Percent of Fiscal 2003 Sales
Gildan	15%
Hanes(1)	12%
Lee	12%
Fruit of the Loom	11%
Other	50%

(1)	Owned by Sara Lee Corporation.

CUSTOMERS

Broder.    The Broder division sells to more than 50,000 customers nationwide, including screen printers, embroiderers and specialty advertisers. The customer base is highly fragmented, as indicated in the table below:

Customer	Percent of Fiscal 2003 Sales(1)
Top Customer	1%
Top 10 Customers	3%
Top 100 Customers	11%
Top 1,000 Customers	34%

(1)	Excludes Alpha, which is separately reflected in the following section.

Alpha.    Alpha sells to more than 45,000 decorator customers nationwide, including screen printers, embroiderers and specialty advertisers. The customer base is highly fragmented, as indicated in the table below:

Customer	Percent of Fiscal 2003 Sales(1)
Top Customer	1%
Top 10 Customers	3%
Top 100 Customers	14%
Top 1,000 Customers	38%

(1)	Pro forma reflection of Alpha division for the period from January 1, 2003 through December 31, 2003.

NES.     NES sells to more than 13,000 customers nationwide, including screen printers, embroiderers and specialty advertisers. The customer base is highly fragmented, as indicated in the table below:

Customer	Percent of Fiscal 2003 Sales
Top Customer	2%
Top 10 Customers	8%
Top 100 Customers	28%
Top 1,000 Customers	72%

Business

SALES AND MARKETING

Catalog and Selling Materials

Broder.    The Broder division’s catalogs are its primary sales tool. The catalogs are designed to have the look and feel of a high-end consumer retail catalog with attractive models, appealing photographs and a clear display of products. Broder organizes its catalog by product type with specific brands displayed within each category.

In addition to its branded catalogs, the Broder division offers customers generic versions that do not display the Broder Bros. name. Instead, these “blank” catalogs allow customers to add their own logo to several different cover choices. We believe that by allowing the Broder division’s customers to take advantage of its merchandising strategy in this way, these generic catalogs increase customer loyalty to the Broder division and to its product offerings. During 2003, it distributed over 1.6 million catalogs, including 420,000 customized catalogs.

Alpha.    We believe that Alpha’s catalog, which is the cornerstone of its marketing strategy, is an industry leader in quality and breadth of selection. In addition, Alpha offers generic catalogs designed to carry the customer’s logo on the cover. We believe that Alpha’s customized catalogs enhance the professional image of their customers, promote customer loyalty and allow for more effective selling of Alpha’s product line. Alpha’s catalogs, in contrast to those of the Broder division, are organized by brand, further emphasizing Alpha’s unique portfolio of exclusive or near-exclusive premium brands. During 2003, Alpha distributed over 2.1 million catalogs, including 635,000 customized catalogs.

Sales Force

Broder.    The Broder division’s sales force is responsible for enhancing existing customer relationships, while prospecting and developing new relationships. The sales force is compensated on performance and has incentive to both grow share at existing customers and initiate new client relationships.

Alpha.    Alpha has invested significant time in the development of its sales force. Their extensive training provides the sales force with deep knowledge of both Alpha’s products and the marketing solutions available to best assist customers in driving sales. In addition, Alpha’s sales organization is structured to promote a team selling approach with compensation based upon both individual and company goals and objectives.

The sales force is divided into inside and outside groups. The outside sales force is responsible for current and prospective high volume accounts. The internal sales force is, in turn, divided into two groups: telesales and account specialists. Both telesales and account specialists are responsible for providing day-to-day support for Alpha’s customers. In addition, the telesales team also targets customers not covered by the outside sales force.

Customer Service Representatives

Broder.    The Broder division employed approximately 140 full-time and 18 part-time customer service representatives at September 30, 2004 at its Michigan, California and Florida locations. The customer service staff receives approximately 6,200 incoming calls per day from customers placing orders, checking stock levels, looking for price quotes or requesting adjustments.

Business

Alpha.    Alpha’s operations utilized approximately 92 full-time and 49 part-time customer service representatives at September 30, 2004 located in Philadelphia, Pennsylvania, St. Petersburg, Florida and La Mirada, California. The customer service centers handle, on average, 7,800 calls per day from Alpha’s 45,000 customers.

Trade Shows

Broder.    The Broder division takes advantage of industry trade shows as an opportunity to expand and enhance customer relationships, exhibit its product offering and describe new promotions. The Broder division participated in ten trade shows during 2003 and 11 trade shows in 2004.

Alpha.    Alpha uses industry trade shows as an opportunity to develop and strengthen customer relationships, exhibit products and describe new customer merchandising strategies. Alpha participated in eleven trade shows during 2003 and 8 trade shows in 2004.

Website

Broder.    The Broder division maintains a fully transactional website at www.broderbros.com through which customers can place orders, track order status, check inventory stock, learn about the Broder division promotions and review industry trends. In fiscal 2003, approximately 17.2% of sales originated from the website, an increase from approximately 7.5% of sales in fiscal 2002. In addition to the branded website, Broder also offers generic formats that allow customers to insert their own “cover.” These generic websites allow customers to leverage its customer service capabilities to the benefit of the end-consumer.

Alpha.    Alpha’s website, www.alphashirt.com, offers customers information on marketing resources, an online version of the Alpha catalog, and convenient means by which to place orders at any time. Sales through Alpha’s website also provide Alpha with lower cost means to service its customers. Online orders were 12.2% of net sales during fiscal 2003, increasing from 9.0% of net sales in fiscal 2002. Alpha’s website can be customized for individual customers. This functionality offers Alpha customers a low cost opportunity to promote Alpha’s products and procure sales over the Internet. Alpha, through an ISP, currently hosts more than 160 active custom websites.

As a national distributor, Alpha experiences variation in its mix of demand between regions. To accommodate these regional demand variations, Alpha historically developed a pricing system that allows it to set distinct prices for the same product in multiple geographic areas. This system allows Alpha to respond to customers’ regional preferences with accuracy not possible under a national pricing strategy. Given the success of Alpha’s regional pricing system to date, we expect that a similar system will be implemented for the combined company.

While Alpha’s catalog serves as the backbone of its marketing strategy, it is supplemented by a number of other tools designed to make promoting Alpha’s products as simple as possible for customers. Alpha details its customer merchandising strategy through Alpha Extra, a comprehensive guide for customers explaining how to maximize sales using Alpha’s marketing services and products. In addition, to supplement the main catalog, Alpha provides targeted Essentials Guides and Sell Sheets. The Essentials Guides are abbreviated versions of the catalog that highlight a particular category of products. Sell Sheets are one-page summaries that spotlight a particular product and its attributes. Like the catalog, the Essentials Guides and Sell Sheets can be customized for customers. During 2002 and 2003, Alpha significantly expanded its support for major customers with additional customized marketing materials

Business

and the initiation of client-focused sales teams. As a result of these efforts, Alpha has been able to drive unit volume growth.

NES Sales and Marketing

Similar to Broder and Alpha’s sales strategies, NES utilizes a field sales force for enhancing existing customer relationships, while prospecting and developing new relationships. Additionally, NES employed approximately 37 full and part-time customer service representatives at September 30, 2004.

NES also utilizes its catalog as its primary sales and marketing tool, distributing more than 450,000 catalogs in 2003. Furthermore, NES utilizes industry trade shows as an opportunity to exhibit its products and promote customer relationships. The NES website, www.nesclothing.com, is also a significant sales and marketing tool. Approximately 11.4% of fiscal 2003 sales were generated through the website.

WAREHOUSING AND DISTRIBUTION

Broder is headquartered in Philadelphia, Pennsylvania, with 16 distribution facilities nationwide, after giving effect to expected closures. Our distribution facilities are located strategically throughout the country to take advantage of ground parcel service, shipping regions and population density. We use UPS for the vast majority of our shipments. Each of our facilities is leased. The leases for such facilities are scheduled to expire between 2004 and 2015.

We believe our current facilities are generally well maintained and provide adequate warehouse and distribution capacity for future operations. Our facility locations are listed below:

Location	Division	Distribution Center	Call Center	Office	Sq. Feet (000s) (1)
Philadelphia, Pennsylvania (warehouse)	Alpha	✓			235
La Mirada, California	Alpha	✓	✓		210
Ft. Wayne, Indiana	Alpha	✓			172
Stafford, Texas	Alpha	✓			138
St. Petersburg, Florida	Alpha	✓	✓		124
Plymouth, Michigan	Broder	✓	✓	✓	117
Fresno, California	Broder	✓	✓		105
Dallas, Texas	Broder	✓			89
Orlando, Florida	Broder	✓	✓		88
Albany, New York	Broder	✓			85
Atlanta, Georgia	Broder	✓			70
St. Louis, Missouri	Broder	✓			93
Louisville, Kentucky(2)	Broder	✓			81
Cleveland, Ohio(3)	Broder	✓			60
Houston, Texas	Broder	✓			61
Charlotte, North Carolina(4)	Broder	✓			55
Charlotte, North Carolina(4)	NES	✓			68
Middleboro, Massachusetts	NES	✓	✓	✓	220
Philadelphia, Pennsylvania (offices)	Corporate		✓	✓	37

(1)	Includes warehouse and corporate space.

(2)	In June 2003, Broder acquired a second facility in Louisville, Kentucky in connection with the TSM acquisition, which was consolidated into Broder’s existing distribution center in Louisville, Kentucky.

Business

(3)	Beginning in December 2003, we discontinued use of the Cleveland, Ohio facility for normal operations. It presently staffs only a skeletal crew and functions as a repository for discontinued product pending disposal or return.

(4)	We expect to close one of these facilities by the end of 2005.

INFORMATION TECHNOLOGY

We believe that we have one of the most sophisticated systems in the industry. The systems include a fully integrated ERP system supporting order-entry, warehouse management, sales, purchasing, and financial requirements. Significant investments in hardware, database, phone, warehouse management, customer relationship management, internet applications, software, e-mail, security and system redundancy have been made during the past five years.

EMPLOYEES

As of September 30, 2004, Broder (inclusive of Broder, Alpha and NES operations) employed a total of approximately 1,660 full-time and 166 part-time employees, none of whom are party to collective bargaining agreements. Broder’s management believes that employee relations are good.

LEGAL PROCEEDINGS

We are involved from time to time in routine legal matters and other claims incidental to our business. When it appears probable in management’s judgment that we will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. We believe the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on our financial condition or results of operations.

Management

DIRECTORS AND EXECUTIVE OFFICERS

The following is a list of our current directors and executive officers:

Name	Age	Position
Vincent Tyra	38	Chief Executive Officer and Director
David Hollister	39	Chief Financial Officer and Secretary
Mark Barrocas	33	Executive Vice President, President of Alpha Division and Director
Glenn Putnam	51	Executive Vice President, Purchasing
Norman Hullinger	45	Vice President of Operations
Edward Conard	48	Director
Thomas Myers	55	Director
Stephen Zide	44	Director

Vincent Tyra, President and Chief Executive Officer, joined Broder effective with the purchase of Broder by Bain Capital in May 2000. Prior to joining Broder, Mr. Tyra served as President of Retail and Activewear at Fruit of the Loom, where he was employed for approximately three years. Previously, Mr. Tyra had an ownership interest in TSM, a Louisville-based activewear distributor.

David Hollister, Chief Financial Officer and Secretary, joined Broder in 2002 as Vice President of Finance. Since joining Broder, Mr. Hollister has been actively involved in the merger integration, acquisition, planning and strategy, treasury and accounting activities of Broder. Prior to joining Broder, Mr. Hollister was a director in the M&A transaction services practice of PricewaterhouseCoopers since 1998. Mr. Hollister is a CPA with over 16 years of finance and accounting experience. He holds an MBA from the University of Michigan and a Bachelor of Science degree from the University of Northern Colorado.

Mark Barrocas, Executive Vice President, President of Alpha Division, joined Alpha in 2001 as Vice President of Sales & Marketing. Mr. Barrocas has been responsible for overseeing the compilation and design of Alpha’s catalog as well as managing all aspects of Alpha’s sales and marketing departments. Prior to joining Alpha, Mr. Barrocas held the position of Vice President of Corporate Sales at Perry Ellis International from 2000 to 2001. During his tenure at Perry Ellis International, Mr. Barrocas successfully launched three new brands (Perry Ellis, PING and Nautica). From 1998 to 2000, Mr. Barrocas was the President of Barro-Tex Inc., an entrepreneurial venture in the garment manufacturing industry. Mr. Barrocas holds a Bachelor of Science degree from the University of Michigan.

Glenn Putnam, Executive Vice President, Purchasing, joined Alpha in 1994 and has been responsible for the procurement of all product, managing vendor relationships and negotiating purchase orders and supply agreements. Prior to joining Alpha, Mr. Putnam was a general manager at Gold Medal Sportswear, an advertising specialty company. Previously, he held various positions in distribution, finance and customer service at Wilson Sporting Goods. Mr. Putnam attended Rutgers University.

Norman Hullinger, Vice President of Operations, has served as Vice President of Operations of Broder since March 2003. Previously, Mr. Hullinger was Senior Vice President of Operations of UBID, an online retailer, and a Vice President at Yahoo.

Management

Edward Conard has been a director of Broder since May 2000, and has served as a Managing Director of Bain Capital since 1993. Mr. Conard is also a director of Wasserstein Perella, Waters Corporation, Dynamic Details, Inc., Medical Specialties Group, Inc., Alliance Commercial Laundries, Inc., U.S. Synthetics, Inc., ChipPAC Inc. and Unisource Worldwide, Inc.

Thomas Myers has been a director of Broder since May 2000, and has served as Executive Vice President of Bain Capital since May 2000. Prior to joining Bain Capital, Mr. Myers was the founding partner of Emanem Partners, an international strategy consulting firm, since October 1997. From February 1996 to October 1997, Mr. Myers was a senior advisor of the Parthenon Group.

Stephen Zide has been a director of Broder since July 2003. Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1998. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia, which is affiliated with Bain Capital. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Dynamic Details Inc., Maxim Crane Works and Alliance Commercial Laundries, Inc.

There are no family relationships between any executive officers or directors of Broder.

EXECUTIVE COMPENSATION

The following table sets out the compensation for Broder’s chief executive officer and its other most highly compensated officers, or the “named executive officers,” for Broder’s fiscal year end 2003:

	Annual Compensation				Long-Term Compensation
					Awards		Payouts	All Other Compensation ($)(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Shares/Units Awarded ($)	Securities Under Options Granted (#)	Long-Term Incentive Plan Payouts ($)
Vincent Tyra(2)	2003	406,676	200,000	—	—	—	—	6,000	(1)
Chief Executive Officer

David Hollister	2003	187,692	125,000	—	—	—	—	6,000	(1)
Chief Financial Officer

Allen Menard(3)	2003	321,154	225,000	1,500	—	—	—	—
Chief Executive Officer

Howard Morof(4)	2003	250,000	150,000	—	—	—	—	6,000	(1)
Senior Vice President

Daniel Abell(5)	2003	188,923	30,000	—	—	—	—	6,000	(1)
Vice President IT

(1)	Represents matching contributions under a 401(k) plan.

(2)	Mr. Tyra served as President from August 2002 to December 2003.

(3)	Allen Menard served as Chief Executive Officer from September 22, 2003 through November 21, 2003.

(4)	Howard Morof served as Chief Financial Officer from January 1, 2003 through September 22, 2003.

(5)	Daniel Abell was in a policy making role as Vice President of Information Technology from January 1, 2003 through September 22, 2003.

Management

OPTION GRANTS IN 2003

The following table sets out the options granted in fiscal year 2003 for Broder’s chief executive officers and the named executive officers:

	Individual Grants					Date of Grant(1)
Name	Common Share Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)		Expiration Date
Vincent Tyra	—	—	—		—	—

David Hollister	40,000	12.5%	—	(2)	4/2/2013	4/2/2003

(1)	The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model with no assumed dividends or volatility, a weighted average risk free interest rate of 5% and expected lives of five years. Based on this formula, no fair value was ascribed to any of the options.

(2)	Options to purchase 40,000 Class A common shares were issued during the year, of which 30,000 have a $0.1944 exercise price and 10,000 have a $3.41 exercise price.

AGGREGATE OPTIONS EXERCISED IN THE YEAR AND YEAR-END VALUES

The following table sets out the aggregate options exercised for fiscal year 2003 and fiscal year 2003 end values for Broder’s chief executive officers and the named executive officers:

	Common Shares Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 ($)
Name			Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Vincent Tyra	—	—	112,500	37,500	—	—

David Hollister	—	—	45,000	15,000	—	—

Allen Menard	—	—	—	—	—	—

Howard Morof	—	—	75,000	25,000	—	—

Daniel Abell	—	—	30,000	10,000	—	—

(1)	Option value is determined to be out-of-the money based on the Black-Scholes pricing model.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Broder does not have a compensation committee of its board of directors. Compensation decisions for 2003 regarding Broder’s executive officers were made by the board of directors. Mr. Tyra participated in discussions with the board of directors concerning executive officer compensation, other than his own.

COMPENSATION OF DIRECTORS

Directors are not entitled to receive any compensation for serving on Broder’s board of directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

Management

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements and Deferred Compensation Arrangements

Messrs. Tyra, Hollister, Barrocas, Putnam and Hullinger are employed pursuant to written employment agreements. Mr. Morof, our former Chief Financial Officer, was also employed pursuant to a written employment agreement.

The employment agreements for Messrs. Hollister, Barrocas and Putnam each set forth an annual base salary of $250,000, the employment agreement for Mr. Tyra sets forth an annual base salary of $410,000 and the employment agreement for Mr. Hullinger sets forth an annual base salary of $200,000, to be reviewed annually by the Board, and an annual bonus pursuant to a bonus plan to be approved by the Board. If Messrs. Hollister, Barrocas or Putnam terminate their employment for “good reason” (as defined in their respective employment agreements) or their employment is terminated by Broder without “cause” (as defined in their respective employment agreements), Messrs. Hollister, Barrocas or Putnam, as the case may be, will be entitled to continue to receive their respective salary and current benefits package for twelve months following the date of such termination. In addition, if Messrs. Hollister, Barrocas or Putnam terminate their employment for “good reason,” or their employment is terminated by Broder without “cause” after June 30th of any calendar year, Messrs. Hollister, Barrocas or Putnam will be entitled to receive a pro rata share of the bonus determined for that period. If Mr. Tyra terminates his employment for “good reason” (as defined in his employment agreement), Mr. Tyra will be entitled to continue to receive his salary and current benefits package for twelve months following the date of such termination plus a year of target bonus calculated at 70% of his base salary. If his employment is terminated by Broder without “cause” (as defined in his employment agreement), Mr. Tyra will be entitled to continue to receive his salary and current benefits package for twenty-four months following the date of such termination plus two years of target bonus calculated at 70% of his base salary. If Mr. Hullinger’s employment agreement is terminated by the executive for “good reason” or by Broder without “cause” the executive will be entitled to (i) his base salary through the date of termination, (ii) payment for all accrued but unused vacation days, (iii) payment of any annual bonus earned, but not yet paid, (iv) a waiver of the costs of COBRA coverage for the first year after termination and (v) an amount equal to one year of his base salary paid in monthly installments. Broder’s obligation to provide such severance benefits is conditioned upon the executive’s delivery of a general release of claims and the executive’s not being in breach of the employment agreement. The employment agreements for Messrs. Hollister, Tyra, Barrocas, Hullinger and Putnam contain certain non-competition, non-solicitation and confidentiality provisions.

Mr. Morof left the Company in March 2004. His then existing employment agreement provided for an annual base salary and an annual bonus based on achievement of company performance objectives to be set by the board of directors. In the event Mr. Morof terminated his employment for “good reason” (as defined in his employment agreement) or his employment was terminated by Broder without “cause” (as defined in his employment agreement), Mr. Morof would have been entitled to continue to receive his then current salary and benefits package for twelve months following the date of such termination.

On October 7, 2003, Broder and Mr. Morof amended the employment agreement pursuant to a letter agreement which entitled Mr. Morof to view himself as terminated for “good reason” as of March 31, 2004. Pursuant to such letter, Mr. Morof continued his employment with Broder up to such date under the title of Senior Vice President in order to assist with the integration of Alpha and Broder. The letter provided for a minimum annual base salary and a bonus with respect to fiscal 2003 based on Broder’s performance and consistent with that paid to other senior executives of Broder. The letter further

Management

provided that on March 31, 2004, Mr. Morof would be paid a bonus of $100,000 and be entitled to receive severance payments in accordance with his then existing employment agreement. When he left Broder, all stock and options held by him were repurchased at fair market value. Through October 31, 2004, we have made approximately $190,000 in severance payments to Mr. Morof. We anticipate our remaining severance obligation to Mr. Morof will total approximately $160,000.

Allen Menard, our former CEO, left the Company in November 2003. Through October 31, 2004, we have made $325,000 in severance payments to Mr. Menard. We anticipate our remaining severance obligations will total approximately $50,000.

In connection with the recapitalization, we entered into a deferred compensation agreement with Mr. Tyra, pursuant to which Mr. Tyra would receive a lump sum bonus payment of $1 million, plus interest equal to the applicable short term federal rate, compounding annually, on the earlier of May 3, 2007 or within 45 days of the date Mr. Tyra’s employment with Broder was terminated. In the second quarter of fiscal 2004, we paid Mr. Tyra $1 million of deferred compensation under the agreement plus accrued interest. The proceeds, net of tax, were used to repay a portion of Mr. Tyra’s notes payable to Broder.

Change in Control Arrangements

Mr. Menard, who is also the former CEO of Alpha Shirt Holdings, entered into an exit bonus agreement with Alpha on June 1, 2002 under which Mr. Menard would receive an exit bonus if an “exit event” (as defined in the agreement) occurred and Mr. Menard was employed by Alpha on the date of the closing of such exit event. Upon the closing of the Alpha acquisition, Mr. Menard received an exit bonus in the amount of $2,077,731. Also, upon the closing of the Alpha acquisition, other executives and employees of Alpha received transaction bonuses in an aggregate amount of $947,269.

Executive Stock Agreements

Vincent Tyra.    In connection with the recapitalization, we entered into an executive stock agreement with Mr. Tyra under which Mr. Tyra purchased 36,363 shares of Class L common stock, Series 1 and 327,273 shares of Class A common stock for an aggregate purchase price of $636,363.64. Mr. Tyra issued a promissory note payable to Broder for the aggregate purchase price of these shares. This note is due May 3, 2007, with recourse interest accruing at the annual short-term federal rate compounded annually. Mr. Tyra has pledged all shares of Class L common stock, Series 1 and Class A common stock purchased under such executive stock agreement as collateral for this loan. In the event Mr. Tyra’s employment with Broder is terminated, Broder and certain of our investors maintain the right to repurchase all shares of our Class A common stock and Class L common stock, Series 1 purchased by Mr. Tyra at either the original issue price or the current fair market value, depending on the grounds for such termination. In addition, in the event Mr. Tyra’s employment with Broder or any of its subsidiaries is terminated for any reason other than for cause (as defined in the executive stock agreement) or Mr. Tyra resigns for good reason (as defined in the executive stock agreement), then he (or his heirs or estate) may require Broder to purchase at fair market value any shares not acquired by Broder or its investors pursuant to their repurchase right described in the foregoing sentence. In addition to the shares sold to Mr. Tyra, pursuant to the terms of his executive stock agreement and our 2000 Stock Purchase and Option Plan, we issued Mr. Tyra two separate options to purchase shares of our Class A common stock, one option to purchase 150,000 shares of Class A common stock with an exercise price of $0.1944 per share and one option to purchase 150,000 shares of Class A common stock with an exercise price of $3.41 per share.

Management

In addition to the loan granted in connection with Mr. Tyra’s executive stock agreement, we loaned Mr. Tyra $363,636.36 on May 3, 2000 for the purpose of Mr. Tyra’s purchase of senior subordinated notes issued in connection with the recapitalization. This loan is evidenced by a promissory note payable to Broder that is due March 2, 2007. Recourse interest on this note accrues at the annual short-term federal rate compounded annually. Mr. Tyra pledged shares of our Class A common stock and Class L common stock, Series 1 purchased under his executive stock agreement as collateral for this loan. The senior subordinated notes issued in connection with the recapitalization were converted into shares of Class L, Series 2 common stock in June 2003.

In November 2001, we entered into a supplement and first amendment to the executive stock agreement with Mr. Tyra, pursuant to which we terminated Mr. Tyra’s option to purchase up to 150,000 shares of Class A common stock with an exercise price of $0.1944 per share and Mr. Tyra purchased 150,000 restricted shares of Class A common stock for an aggregate purchase price of $29,160 ($0.1944 per share). The shares vested at a rate of 25% per year on each of the first four anniversaries of May 3, 2000 and certain restrictions on the shares thereupon lapsed. Mr. Tyra issued a promissory note payable to Broder for the aggregate purchase price of these shares. This note is due November 15, 2007. Recourse interest on this note accrues at the annual short-term federal rate compounded annually. Mr. Tyra pledged shares of our Class A common stock and Class L common stock, Series 1 as collateral for this loan.

STOCK OPTION PLAN

Broder adopted the 2000 Stock Purchase and Option Plan which became effective at the time of the May 2000 recapitalization under which employees, directors, consultants or advisors of Broder or its subsidiaries may be granted options to purchase shares of Broder’s authorized but unissued Class A and Class L common stock, Series 1. The maximum number of shares of Broder’s Class A and Class L common stock available for issuance under the Plan is 1,500,000 and 50,000 shares, respectively. As of December 31, 2003, the maximum number of shares available for future grants under the Plan were 400,000 Class A shares and 50,000 Class L common stock, Series 1 shares. During 2000, 550,000 shares of Class A common stock options were authorized at an exercise price of $0.1944 per share (the Tranche I options) and an additional 550,000 shares of Class A common stock options were authorized at an exercise price of $3.41 per share (the Tranche II options). During 2002, 400,000 shares of Class A common stock options were granted at an exercise price of $6.00 per share (Tranche III options). The Tranche III options were cancelled and terminated during 2002. During 2003, 38,000 shares of Class A common stock options (Tranche I) were granted at an exercise price of $0.1944 per share, and 39,000 shares of Class A common stock options (Trance II) were granted at an exercise price of $3.41. Options expire no later than ten years from the grant date and vest over four years. Vesting may be accelerated in the event of specified transactions, including a change of control.

Broder applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its employee stock options. Accordingly, no compensation expense has been recognized in its financial statements because the exercise price of the employee stock options is equal to or grater than the market price of its common stock on the date of grant. Had compensation costs for Broder’s option program been determined under SFAS 123, based on the fair value at grant date, Broder’s pro forma net income would have approximated actual net income. The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model with no assumed dividends or volatility, a weighted average risk free interest rate of 5% and expected lives of five years.

Management

2004 EXECUTIVE STOCK OPTION PLAN

Broder adopted the 2004 Executive Stock Option Plan on April 30, 2004, under which present and future executives, directors, consultants or advisers of Broder or its subsidiaries may be granted options to purchase shares of Broder’s authorized but unissued Class B and Class L, Series 3 or 4 common stock. The maximum number of shares of Broder’s stock available for issuance under the Plan is 426,174 Class L, Series 3 common shares, 370,820 Class L, Series 4 common shares and 3,954,897 Class B common shares. As of September 30, 2004, the maximum number of shares available for future grants under the Plan were 31,206 Class L, Series 3 common shares, 27,150 Class L, Series 4 common shares and 289,565 Class B common shares. During 2004, options to purchase 394,968 common shares of Class L, Series 3 were granted at an exercise price of $15.75 per share, options to purchase 343,670 common shares of Class L, Series 4 were granted at an exercise price of $15.75 per share and options to purchase 3,665,332 common shares of Class B were granted at an exercise price of $0.1944 per share. Options expire no later than ten years from the grant date and vest over four years. Vesting may be accelerated in the event of specified transactions, including a sale of all or substantially all of the assets of Broder, or a sale or transfer of common shares of Broder in connection with an acquisition by Broder or to a strategic partner.

Principal stockholders

As of October 31, 2004, the issued and outstanding stock of Broder consisted of: (1) 10,211,111 shares of Class A common stock, par value $0.01 per share; (2) 29,025,689 shares of Class B common stock, par value $0.01 per share; and (3) 7,503,292 shares of Class L common stock, of which 1,000,000 shares are Class L common stock, Series 1 par value $0.01 per share, 966,791 shares are Class L common stock, Series 2, par value $0.01 per share. 2,814,992 shares of Class L common stock, Series 3, par value $0.01 per share and 2,721,509 shares of Class L common stock, Series 4, par value $0.01 per share. Only shares of Class A common stock have voting rights. Each of the Class B common stock and each series of Class L common stock is the same as the Class A common stock except that each series of Class L common stock is nonvoting and is entitled to a preference over the Class A common stock with respect to any distribution by Broder to holders of its capital stock. After payment of such preference amount, each share of Class A common stock, Class B common stock and Class L common stock shares equally in all distributions by Broder to holders of its common stock.

Unless otherwise noted, the following table sets forth certain information regarding actual ownership of common stock as of October 31, 2004, by (1) the beneficial owners of more than 5% of our common stock, (2) each current director and named executive officer and (3) all of our current directors and executive officers as a group.

To our knowledge, each of such stockholders listed in the table below has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, or the “Exchange Act.” The percent of class is calculated based on the number of shares outstanding plus such option shares held by the person or aggregation of persons for which such percentage ownership is being determined. Except as noted below, the address for each of the directors and named executive officers is c/o Broder Bros., Co., 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124.

Principal stockholders

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock			Class L Common Stock, Series 1			Class L Common Stock, Series 2			Class L Common Stock, Series 3			Class L Common Stock, Series 4
Name and Address	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class
Principal Stockholders:
Bain Capital Fund VI, L.P. and Related Entities(1)	8,553,957	(6)	83.78%	—		—	944,667	(12)	86.31%	821,966	(15)	85.02%	—		—	—		—
Bain Capital Fund VII, L.P. and Related Entities(2)	—		—	28,383,132	(11)	97.79%	—		—	—		—	3,060,318	(17)	98.00%	2,661,261	(21)	97.79%
Michael Brode	1,060,989	(7)	10.39%	—		—	117,172	(13)	11.58%	101,952	(16)	10.55%	—		—	—		—
Directors and Executive Officers:
Vincent Tyra	665,859	(8)	6.43%	91,768		*	40,403	(14)	*	35,156		*	9,889	(18)	*	8,604		*
Mark Barrocas	—		—	66,534		*	—		—	—		—	7,170	(19)	*	6,238		*
Edward Conard(3)	—		—	—		—	—		—	—		—	—		—	—		—
Thomas Myers(4)	—		—	—		—	—		—	—		—	—		—	—		—
Stephen Zide(5)	—		—	—		—	—		—	—		—	—		—	—		—
David Hollister	20,000	(9)	*	28,236		*	—		—	—		—	3,042	(20)	*	2,647		*
Allen Menard	—		—	—		—	—		—	—		—	—		—	—		—
Howard Morof	—		—	—		—	—		—	—		—	—		—	—		—
Daniel Abell	40,000	(10)	*	—		—	—		—	—		—	—		—	—		—
All directors and executives as a group (11 persons)	740,859		7.09%	312,368		1.08%	40,403		*	35,156		*	33,254		1.06%	29,286		1.08%

*	Less than one percent.

(1)	The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02119.

(2)	The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02119.

(3)	Mr. Conard is a limited partner of Bain Capital Partners VI, L.P. (“BCP VI”) (whose managing partner is Bain Capital Investors LLC, a Delaware limited liability company (“BCI”)), which is the general partner of Bain Capital Fund VI, L.P. (“Fund VI”). In addition, Mr. Conard is a general partner of BCIP Associates II (“BCIP II”) and BCIP Trust Associates II (“BCIP Trust II”). The managing partner of each of BCIP II and BCIP Trust II is BCI. Mr. Conard is a general partner in BCIP Associates III, LLC (“BCIP III”) and BCIP T Associates III, LLC (“BCIP T III”), and limited partner in Bain Capital Partners VII, L.P. (“BCP VII”), which is the general partner of Bain Capital Fund VII, L.P. (“Fund VII”). Mr. Conard is also a member and managing director of Bain Capital Investors, LLC (“BCI”), which is the managing partner of BCP VII. In such capacities, Mr. Conard has a pecuniary interest in certain of the shares held by the Bain Entities, as defined below. Mr. Conard’s address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.

(4)	Mr. Myers is Executive Vice President of BCI. In such capacities, Mr. Myers has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Myers’ address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.

(5)	Mr. Zide is a limited partner of BCP VI, which is the general partner of Fund VI. In addition, Mr. Zide is a general partner of BCIP II, BCIP Trust II, BCIP Associates II-B (“BCIP II-B”) and BCIP Trust Associates II-B (“BCIP Trust II-B”). The managing partner of each of BCIP II, BCIP Trust II, BCIP II-B and BCIP Trust II-B is BCI. Mr. Zide is a general partner in BCIP III and BCIP T III, and also limited partner in BCP VII. Mr. Zide is also a managing director of BCI. In such capacities, Mr. Zide has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Zide’s address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.

Principal stockholders

(6)	Consists of: (i) 6,436,110 shares of Class A common stock owned by Fund VI; (ii) 21,498 shares of Class A common stock held by PEP Investments PTY Ltd. (“PEP”), a New South Wales company limited by shares for which BCI is attorney-in-fact; (iii) 1,394,979 shares of Class A common stock held by BCIP II; (iv) 310,449 shares of Class A common stock held by BCIP II-B, whose managing partner is BCI; (v) 74,721 shares of Class A common stock held by BCIP Trust II; (vi) 201,260 shares of Class A common stock held by BCIP Trust II-B, whose managing partner is BCI; and (vii) 114,990 shares of Class A common stock held by BCIP Associates II-C (“BCIP II-C” and, together with Fund VI, BCP VI, BCI, PEP, BCIP II, BCIP II-B, BCIP Trust II, BCIP Trust II-B, the “Bain Entities”), whose managing partner is BCI.

(7)	Includes (i) 392,727 shares of Class A common stock held in the Michael T. Brode Revocable Living Trust dated September 13, 1994; and (ii) 46,303 shares held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement.

(8)	Includes 112,500 shares of Class A common stock subject to currently exercisable options.

(9)	Consists of currently exercisable options to purchase 20,000 shares of Class A common stock.

(10)	Consists of currently exercisable options to purchase 40,000 shares of Class A common stock.

(11)	Consists of: (i) 955,761 shares of Class B common stock held by BCIP III; (ii) 116,039 shares of Class B common stock held by BCIP T III; (iii) 392,859 shares of Class B common stock held by BCIP Associates III-B, LLC (“BCIP III-B”); (iv) 48,353 shares of Class B common stock held by BCIP T Associates III-B, LLC (“BCIP T III-B”); (v) 1,478,379 shares of Class B common stock held by Bain Capital Fund VII, LLC-BICP Waived Fees (“Bain Fund VII BCIP”) and (vi) 25,391,741 shares of Class B common stock held by Bain Capital Fund VII, LLC (“Bain Fund VII”).

(12)	Consists of (i) 639,701 shares of Class L common stock, Series 1 owned by Fund VI; (ii) 2,132 shares of Class L common stock, Series 1 owned by PEP; (iii) 114,459 shares of Class L common stock, Series 1 owned by BCIP II; (iv) 30,197 shares of Class L common stock, Series 1 owned by BCIP II-B; (v) 10,373 shares of Class L common stock, Series 1 owned by BCIP II-C; (vi) 37,754 shares of Class L common stock, Series 1 owned by BCIP Trust II; (vii) 15,584 shares of Class L common stock, Series 1 owned by BCIP Trust II-B; and (viii) warrants held by the Bain Entities to purchase 94,467 shares of Class L common stock, Series 1.

(13)	Consists of (i) 61,818 shares held in the Michael T. Brode Living Revocable Trust dated September 13, 1994; (ii) 43,637 shares held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement; and (iii) warrants to purchase 11,717 shares of Class L common stock, Series 1.

(14)	Includes warrants to purchase 4,040 shares of Class L common stock, Series 1.

(15)	Consists of (i) 618,456 shares of Class L common stock, Series 2 owned by Fund VI; (ii) 2,062 shares of Class L common stock, Series 2 stock, Series 2 owned by PEP; (iii) 68,784 shares of Class L common stock, Series 2 owned by BCIP II; (iv) 22,123 shares of Class L common stock, Series 2, owned by BCIP II-B; (v) 10,028 shares of Class L common stock, Series 2 owned by BCIP II-C; (vi) 78,375 shares of Class L common stock, Series 2 owned by BCIP Trust II; and (vii) 22,138 shares of Class L common stock, Series 2 owned by BCIP Trust II-B.

(16)	Consists of (i) 42,187 shares of Class L common stock, Series 2 held in the Michael T. Brode Living Revocable Trust dated September 13, 1994; and (ii) 59,765 shares of Class L common stock, Series 2 held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement.

(17)	Consists of: (i) 84,522 shares of Class L common stock, Series 3 held by BCIP III, LLC; (ii) 19,426 shares of Class L common stock, Series 3 held by BCIP T III; (iii) 39,235 shares of Class L common stock, Series 3 held by BCIP III-B; (iv) 3,553 shares of Class L common stock, Series 3 held by BCIP T III-B; (v) 143,378 shares of Class L common stock, Series 3 held by Bain Fund VII BICP, (vi) 2,462,559 shares of Class L common stock, Series 3 held by Bain Fund VII and (vii) warrants held by the Bain Entities to purchase 307,645 shares of Class L common stock, Series 3.

(18)	Includes warrants to purchase 989 shares of Class L common stock, Series 3.

(19)	Includes warrants to purchase 717 shares of Class L common stock, Series 3.

(20)	Includes warrants to purchase 304 shares of Class L common stock, Series 3.

(21)	Consists of: (i) 81,715 shares of Class L common stock, Series 4 held by BCIP III; (ii) 18,781 shares of Class L common stock, Series 4 held by BCIP T III; (iii) 37,932 shares of Class L common stock, Series 4 held by BCIP III-B; (iv) 3,435 shares of Class L common stock, Series 4 held by BCIP T III-B; (v) 138,617 shares of Class L common stock, Series 4 held by Bain Fund VII BICP and (vi) 2,380,781 shares of Class L common stock, Series 4 held by Bain Fund VII.